UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Novavax, Inc.

(Name of Registrant as Specified In Its Charter)

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NOVAVAX, INC.
NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 17, 2010

To the Stockholders of Novavax, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Meeting”) of Novavax, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 17, 2010 at 10:00 a.m., local time, at the Company’s headquarters at 9920 Belward Campus Drive, Rockville, Maryland 20850 for the purpose of considering and voting upon the following matters:

1.	To elect three directors as Class III directors to serve on the Board of Directors for a three-year term expiring at the 2013 Annual Meeting of Stockholders;
2.	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as the independent auditor of the Company for the year ending December 31, 2010; and
3.	To transact such other business which may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

The Board of Directors of the Company has fixed the close of business on April 21, 2010 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the attached Proxy Statement.

By Order of the Board of Directors,
John A. Herrmann III Corporate Secretary

Rockville, Maryland
April 30, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE OVER THE INTERNET OR BY TELEPHONE AS PER THE INSTRUCTIONS ON THE ENCLOSED PROXY OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON JUNE 17, 2010.

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders and the Company’s
Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at
www.novavax.com/proxy2010.

NOVAVAX, INC.

9920 Belward Campus Drive
Rockville, Maryland 20850

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held Thursday, June 17, 2010

INFORMATION CONCERNING THE MEETING

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Novavax, Inc. (“Novavax” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, June 17, 2010 at 10:00 a.m. local time at the Company’s headquarters at 9920 Belward Campus Drive, Rockville, Maryland 20850 and at any adjournments or postponements thereof (the “Meeting”). The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009 are being mailed to stockholders on or about April 30, 2010.

What is the purpose of the meeting?

At the Meeting, stockholders will act upon the following matters:

•	To elect three directors as Class III directors to serve on the Board of Directors for a three-year term expiring at the 2013 Annual Meeting of Stockholders;
•	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as the independent auditor of the Company for the year ending December 31, 2010; and
•	To transact such other business which may properly come before the Meeting or any adjournment or postponement thereof.

In addition, management will report on the Company’s performance during fiscal year 2009 and respond to questions from stockholders.

Who is entitled to vote?

The Board of Directors has fixed Wednesday, April 21, 2010, as the record date for determining the stockholders entitled to receive notice of and to vote at the Meeting (the “Record Date”). The only class of stock of the Company entitled to vote at the Meeting is its Common Stock, $0.01 par value (the “Common Stock”). Only the record holders of shares of Common Stock at the close of business on the Record Date may vote at the Meeting. On the Record Date, there were 100,286,543 shares of Common Stock outstanding and entitled to be voted. Each share entitles the holder to one vote on each of the matters to be voted upon at the Meeting.

How do I vote?

A stockholder may vote by mail, Internet or telephone as directed by the enclosed proxy.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote is required to constitute a quorum at the Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Meeting have the power to adjourn the Meeting until a quorum is present, without notice other than an announcement at the Meeting, so long as such adjournment is less than 30 days and a new record date is not fixed. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Meeting as originally scheduled. Abstentions and broker non-votes will count in determining whether a quorum is present at the Meeting. A broker non-vote occurs when a broker or other nominee holds shares represented by a proxy, has not received voting instructions with respect to a particular item and does not have discretionary authority to vote such shares.

How does discretionary voting authority apply?

All properly executed proxies will be voted in accordance with the instructions of the stockholder. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, which govern this issue regardless of the exchange on which the company is listed, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, and for the first time under a new amendment to the New York Stock Exchange rules, the election of directors, even if they are not contested.

Most brokers are permitted to vote your shares only with respect to the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditor for the year ending December 31, 2010, even if they do not receive instructions from you in a timely manner, so long as they hold your shares in their name and have requested your instructions. Brokers do not have authority, discretionary or otherwise, to vote your shares for the election of directors unless they receive proper instructions to do so from you in a timely manner.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Rahul Singhvi or Frederick W. Driscoll will vote in accordance with the recommendation of the Board. The Board recommends a vote:

FOR the election of Stanley C. Erck, Michael A. McManus, Jr. and James F. Young, Ph.D. to serve on the Board of Directors for a three year term expiring at the 2013 Annual Meeting of Stockholders; and

FOR the ratification of the appointment of Grant Thornton LLP as the independent auditor of the Company for the year ending December 31, 2010.

With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  Directors are elected by a plurality of the votes. The three nominees for director receiving the highest number of votes cast by stockholders entitled to vote for directors will be elected to serve on the Board. Only the number of votes FOR a nominee affect the outcome. Accordingly, votes withheld and abstentions will have no effect on the result of the vote on this matter.

Ratification of Independent Registered Public Accounting Firm.  The ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year 2010 requires the affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to be cast at the Annual Meeting. A properly executed proxy marked “abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Please note that this year the rules that govern how brokers vote your shares have changed. Under the new rules, brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors. Your broker will continue to have the authority to exercise discretion with respect to Proposal 2 (Ratification of appointment of Grant Thornton LLP) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

Can I change my vote after I return my proxy card?

Stockholders may revoke proxies at any time before they are exercised at the Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company; (b) delivering written notice of revocation to the Secretary of the Company; or (c) voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the stockholder’s proxy and vote in person.

Who bears the cost of solicitation of proxies?

The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Will every stockholder receive a Proxy Statement?

Certain stockholders who share the same address may receive only one copy of this Proxy Statement and the 2010 Annual Report to Stockholders in accordance with a notice delivered from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. If you own your shares through a bank, broker or other holder of record and wish to either stop or begin householding, you may do so, or you may request a separate copy of the Proxy Statement or the Annual Report, either by contacting your bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting Novavax by telephone at (240) 268-2000 or in writing to Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850, Attention: Secretary. If you request to begin or stop householding, you should provide your name, the name of your broker, bank or other record holder, and your account information.

When are stockholder proposals due for the 2011 Meeting?

Proposals of stockholders for inclusion in the Proxy Statement and form of proxy for the 2011 Annual Meeting of Stockholders must be submitted to the Secretary of the Company in writing and be received by the Company at its principal executive offices no later than April 15, 2011. Stockholder proposals for consideration at the meeting, but not included in the Proxy Statement will be considered untimely if the Company is not provided written notice in accordance with the advance notice provisions set forth in the Company’s By-laws. The By-laws state that in order to be timely, a stockholder’s notice must be delivered or mailed by first class U S. mail, postage prepaid, and received at the Company’s principal executive office no less than 60 days and no more than 90 days prior to the date of the meeting. However, if less than 70 days’ prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice will be considered timely if it is received no later than the close of business on the 10th day following the date on which such notice was mailed or public disclosure was made of the meeting date (whichever occurred first). In order to curtail controversy as to the date on which the Company received a proposal, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

In addition to being timely, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting;
•	the name and address, as they appear on the Company’s books, of the stockholder proposing such business;
•	the number of shares of the Company which are beneficially owned by the stockholder; and
•	any material interest of the stockholder in such proposal.

Please note, however, that if the stockholder’s business relates to the election of directors of the Company, the procedures described under the caption “Nomination Procedures” herein relating to director nominations must be followed instead.

PROPOSAL I — ELECTION OF CLASS III DIRECTORS

Pursuant to the Company’s Certificate, the Company’s Board of Directors may consist of no fewer than three directors, with the specific number to be authorized by the Board of Directors from time to time at its discretion. The Board of Directors is presently authorized to consist of eight members, currently consisting of: Stanley C. Erck, Gary C. Evans, John Lambert, John O. Marsh, Jr., Michael A. McManus, Jr., Rajiv I. Modi, Ph.D., Rahul Singhvi, Sc.D. and James F. Young, Ph.D.

The members of the Company’s Board of Directors are divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The terms of the Class III directors expire at the Meeting. The terms of the Class I and Class II directors will expire at the 2011 and 2012 Annual Meetings of Stockholders, respectively. A director of any class who is elected by the Board of Directors to fill a vacancy resulting from an increase in the number of directors holds office for the remaining term of the class to which he or she is elected. A director who is elected by the Board to fill a vacancy arising in any other manner holds office for the remaining term of his or her predecessor. Directors elected by the stockholders at an annual meeting to succeed those whose terms expire at such meeting are of the same class as the directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified.

In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships must be apportioned by the Board among the three classes so as to ensure that no one class has more than one director more than any other class, unless otherwise determined by a resolution of the Board. However, no existing director may be reclassified from one class to another and, therefore, the number of directors in each class may become temporarily imbalanced.

Three directors are to be elected at the Meeting. The Board of Directors, after recommendation by the Nominating and Corporate Governance Committee, has designated Messrs. Erck and McManus and Dr. Young as nominees for re-election as Class III directors of the Company at the Meeting. Pursuant to a rule previously adopted by the Board, directors may not stand for election or re-election after serving ten years on the Board or after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the rule should be waived. Prior to designating the nominees for re-election as Class III directors at the Meeting and upon the recommendation of the Nominating and Corporate Governance Committee, because of his service on the Board beyond ten years, the Board made such a determination with respect to Mr. McManus.

If elected, such nominees will serve until the expiration of their terms at the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve if elected. If any nominee becomes unavailable to serve as a director, the persons named in the proxy will vote the proxy for a substitute nominee or nominees as they, in their discretion, shall determine.

The election of directors requires the affirmative vote of a plurality of the votes cast by stockholders entitled to vote at the Meeting. Accordingly, abstentions, broker non-votes and votes withheld for a nominee will not have any effect on the election of a director.

The principal occupations and qualifications of each nominee for director are as follows:

Nominees for Election as Class III Directors

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships
Stanley C. Erck	62	2009	Executive Chairman and Director of Novavax since February 2010, and a Director since June 2009. From 2000 to 2008, Mr. Erck served as President, Chief Executive Officer and Director of Iomai Corporation, a developer of vaccines and immune system therapies, which was acquired in 2008 by Intercell. He also previously held leadership positions at Procept, a publicly traded immunology company, Integrated Genetics, now known as Genzyme, and Baxter International. Mr. Erck also serves on the Board of Directors of BioCryst Pharmaceuticals, MaxCyte, Inc. and The MdBio Foundation. Mr. Erck brings a significant amount of leadership skills to the Board. He is a serial entrepreneur in the biotechnology industry, having led the successful growth of several companies. In addition, Mr. Erck has several years of experience serving on the boards of other public companies.
Michael A. McManus, Jr., J.D.	67	1998	President and Chief Executive Officer of Misonix an Ultrasonic Medical Device and Health Care Company, since October 30, 1998. Mr. McManus served as President, Chief Executive Officer and Director of New York Bancorp Inc. from 1991 through March 1998. He also served as President and Chief Executive Officer of Home Federal Savings Bank, the principal subsidiary of New York Bancorp Inc., from February 1995 through March 1998. From 1990 through November 1991, Mr. McManus was President and Chief Executive Officer of Jamcor Pharmaceuticals Inc. Mr. McManus served as an Assistant to the President of the United States from 1982 to 1985 and held positions with Pfizer Inc. and Revlon Group. Mr. McManus received a BA in economics from the University of Notre Dame and a JD from the Georgetown University Law Center. Mr. McManus served in the U.S. Army Infantry from 1968 through 1970. He currently serves as a member of the Board of Directors of A. Schulman Inc. Mr. McManus is a recipient of the Ellis Island Medal of Honor. He has overseen the successful growth and development of health care and life sciences companies and, as chief executive officer of two public companies, has significant experience reading and understanding financial statements and is financially sophisticated.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships
James F. Young. Ph.D.	57	2010	Former President, Research and Development, MedImmune, Inc. Dr. Young was appointed a Director of Novavax in April 2010. He has over 30 years of experience in the fields of molecular genetics, microbiology, immunology, and pharmaceutical development. From December 2000 until June 2008, Dr. Young held the position of President, Research and Development, at MedImmune. Dr. Young joined MedImmune in 1989 as Vice President, Research and Development. In 1995, he was promoted to Senior Vice President and in 1999 he was promoted to Executive Vice President, Research and Development. Dr. Young brings his extensive scientific background, particularly in the areas of vaccine research and development.

The principal occupations and qualifications of each of the continuing directors are as follows:

Directors Continuing as Class I Directors

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships
John Lambert	57	2007	Director of Novavax since March 2007. Mr. Lambert was the Executive Chairman of the Board of Directors of Novavax from March 2007 until February 2010. Prior to this, he was an independent consultant with JG Solutions Limited from 2005 until 2007 and President of Chiron Vaccines, a biopharmaceutical company, from 2001 until 2005. Mr. Lambert served as the Chairman of the Conseil d’Administration of Farmaprojects S.A. (Spain) from 2004 to March 2009, as the Non-Executive Chairman of Cambridge Biostability Ltd. (U.K) from 2003 to March 2009, and as a non-executive board member of Acambis plc. from 2005 to September 2008. Mr. Lambert has significant experience in the pharmaceutical and vaccine industries and brings his talent in business development, as well as managing operations to the Company’s Board. In addition, Mr. Lambert has an extensive network of international contacts, which is helpful to the Company in implementing its strategic plan to enter into regional collaborations throughout the world.
Rahul Singhvi, Sc.D.	45	2005	President, Chief Executive Officer and Director of Novavax since August 2005. Dr. Singhvi was the Senior Vice President and Chief Operating Officer of Novavax from April 2005 to August 2005 and Vice President — Pharmaceutical Development and Manufacturing Operations from April 2004 to April 2005. For ten years prior to joining the Company, he served in several positions with Merck & Co., Inc., culminating as Director with the Merck Manufacturing Division from 1999 to 2004. As President and Chief Executive Officer, Dr. Singhvi provides keen insights into the risks and challenges facing the Company. He has a significant amount of experience in the vaccine industry, particularly related to manufacturing.
Rajiv I. Modi, Ph.D.	50	2009	Managing Director of Cadila Pharmaceuticals, Ltd. (“Cadila”), a company organized in India, since 1995 and Director of other Cadila Group Companies. Dr. Modi was elected to the Board based upon his relationship with the Company’s largest shareholder. As of April 20, 2010, Satellite Overseas (Holdings) Limited, a subsidiary of Cadila, holds approximately 12.5% of the Company’s outstanding Common Stock and, for so long as it holds at least 5% of the outstanding Common Stock, the Board will nominate for election as a director one representative of Cadila. Dr. Modi has extensive leadership experience, as well as technical expertise in the development and manufacturing of pharmaceutical products. He also brings broad experience in international joint ventures and pharmaceutical sales.

Directors Continuing as Class II Directors

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships
Gary C. Evans	52	1998	Lead Independent Director of Novavax since March 2007. Mr. Evans was Chairman of the Board of Directors of Novavax from April 2005 until March 2007. He is Chairman and Chief Executive Officer of Magnum Hunter Resources Corporation, a NYSE Amex listed oil and gas company, since May 2009 and is Chairman, Chief Executive Officer and Founder of GreenHunter Energy, Inc., a NYSE Amex listed alternative energy company, since 2007. Before this, Mr. Evans was Chairman, President and Chief Executive Officer of Magnum Hunter Resources, Inc., a NYSE listed oil and gas exploration and production company, from 1995 to 2005. He was Chairman of the Board of Directors and Chief Executive Officer of its predecessor, Hunter Resources, Inc., from 1985 to 1995. Mr. Evans is currently a trustee of TEL Offshore Trust, a NASDAQ listed oil and gas trust and a Board member of Global Hunter Securities, LLC. Mr. Evans is a serial entrepreneur, having founded and led the successful growth of several companies and is highly skilled in capital raising activities, a critical issue for the Company. As a chief executive officer, Mr. Evans brings a significant amount of leadership experience to the Company.
John O. Marsh, Jr., J.D.	83	1991	Distinguished Adjunct Professor of Law at George Mason University. Mr. Marsh was the Co-Chair of the Independent Review Group for Walter Reed Hospital and Bethesda Navy Medical Center. Mr. Marsh has also been a Visiting Professor at Virginia Military Institute since 1998. Mr. Marsh served as Interim Chief Executive Officer of Novavax from July 1996 to March 1997 and as Chairman of the Board of Directors from July 1996 to February 1997. He was Secretary of the Army from 1981 to 1989, a Counselor with Cabinet rank to the President of the United States from 1974 to 1977, Assistant for National Security Affairs to Vice President of the United States in 1974, and Assistant Secretary of Defense from 1973 to 1974. Mr. Marsh was a U.S. Representative in Congress from 1963 to 1971. Mr. Marsh brings significant experience in government affairs and has a vast network of contacts in the U.S. government, including political appointees and elected officials. In addition, Mr. Marsh has a keen skill of recognizing leadership skills in management, areas for improvement, and developing those leadership skills within the Company’s management team.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF
THE COMPANY’S INDEPENDENT AUDITOR

The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm to serve as the independent auditor for Novavax in respect of the year ending December 31, 2010. The Board of Directors recommends that the stockholders of Novavax ratify this appointment. Although ratification is not required by the Company’s By-laws or otherwise, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice.

The affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and voting on the proposal shall constitute ratification of the selection of Grant Thornton LLP. If the appointment of Grant Thornton LLP as the Company’s independent auditor is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year should it determine such a change would be in the best interest of the Company and the stockholders. If the stockholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain Grant Thornton LLP, but may proceed with the retention of Grant Thornton LLP if it deems it to be in the best interest of the Company and the stockholders.

Representatives of Grant Thornton LLP are expected to be present at the Meeting and will have an opportunity to address the Meeting and respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed by Grant Thornton LLP for professional services rendered as the Company’s independent registered public accounting firm during the 2009 and 2008 fiscal years.

	Grant Thornton LLP
Fee Category	Fiscal 2009($)	Fiscal 2008($)
Audit Fees	359,232	417,793
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	359,232	417,793

Audit Fees.  Consists of fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements for 2009 and 2008 and the reviews of the consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q. These amounts included fees billed for annual financial statement and internal control audits, quarterly reviews, and registration statement filings and consents.

Audit-Related Fees.  Consists of fees for assurance and related services that were reasonably related to the performance of the independent registered public accounting firm’s audit or review of the Company’s financial statements.

Tax Fees.  Consists of fees for professional services rendered for tax compliance, tax advice and tax planning for the Company. These amounts represent those billed for tax return preparation for the Company and its subsidiaries.

All Other Fees.  Consists of fees for products and services provided other than those otherwise described above.

Pre-Approval Policies

As contemplated by applicable law and as provided by the Audit Committee’s charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. In connection with such responsibilities, the Audit Committee is required, and it is the Audit Committee’s policy, to pre-approve the audit and permissible non-audit services (both the type and amount) performed by the Company’s independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence, in appearance or fact.

Under the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require separate pre-approval by the Audit Committee. If fees for a proposed service of a type that has been pre-approved exceed the pre-approved amount, the Audit Committee and the independent registered public accounting firm must confer and the Audit Committee must grant its approval before further work may be performed. For audit services (including the annual financial statement audit, quarterly statement reviews and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements), the independent registered public accounting firm must provide to the Audit Committee in advance an engagement letter, outlining the scope of audit services proposed to be performed with respect to the audit for that fiscal year and associated fees. If agreed to by the Audit Committee, the engagement letter is formally accepted by the committee at its next regularly scheduled meeting.

All permissible non-audit services not specifically approved in advance must be separately pre-approved by the Audit Committee, as noted above. Requests or applications to provide services must be in writing and include a description of the proposed services, the anticipated costs and fees, and the business reasons for engaging the independent registered public accounting firm to perform the services. The request must also include a statement as to whether the request or application is consistent with the SEC’s rules on registered public accounting firm independence.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated authority to pre-approve audit and permissible non-audit services between regularly scheduled meetings of the committee to its Chairman, who is responsible for reporting any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has not and will not delegate to management of the Company the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee pre-approved all audit and permissible non-audit services provided to the Company by the independent registered public accounting firm during 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT
AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 20, 2010 with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any group) known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company and nominees, (iii) the Named Executive Officers of the Company as identified in the “Summary Compensation Table” below, and (iv) all current directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class Outstanding(2)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	14,574,246	(3)	14.5%
Satellite Overseas (Holdings) Limited c/o Barleigh Wells Limited 7 Hill Street, Douglas, Isle of Man United Kingdom IM1 1EF	12,500,000	(4)	12.5%
Hartford Series Fund, Inc. on behalf of Hartford Capital Appreciation HLS Fund 500 Bielenberg Drive Woodbury, MN 55125-1400	7,298,726	(5)	7.2%
Directors, Nominees and Executive Officers
Stanley C. Erck	20,000	(6)	*
Gary C. Evans	1,445,434	(7)	1.4%
John Lambert	287,373	(8)	*
John O. Marsh, Jr., J.D.	163,500	(9)	*
Michael A. McManus, Jr., J.D.	223,885	(10)	*
Rajiv I. Modi, Ph.D.	12,500,000	(11)	12.5%
James F. Young, Ph.D.	—		*
Frederick W. Driscoll	10,000	(12)	*
Raymond J. Hage	407,251	(13)	*
Penny M. Heaton, M.D.	21,306	(14)	*
Thomas S. Johnston	90,500	(15)	*
Evdoxia E. Kopsidas	—		*
James Robinson	87,465	(16)	*
Rahul Singhvi, Sc.D.	1,078,382	(17)	1.1%
Len Stigliano	—		*
John Trizzino	—		*
All current directors and executive officers as a group (11 persons)	15,819,074		15.5%

*	percentage is less than 1% of the total number or outstanding shares or the Company’s Common Stock.
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of the Company’s Common Stock. Unless otherwise indicated, each party named in the table has sole voting and investment power over the shares beneficially owned. With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of April 20, 2010 upon the exercise of stock options, warrants or other purchase rights, but not the exercise of options, warrants or other purchase rights held by any other person. The address of each director, nominee and Named Executive Officer of the Company is c/o Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850.
(2)	Percentages have been calculated based on 100,286,543 shares of the Company’s Common Stock outstanding as of April 20, 2010.
(3)	As reported by Wellington Management Company, LLP (“Wellington”) on Schedule 13G as filed on February 12, 2010. Wellington serves as investment advisor to its clients who are the owners of record of such shares. Wellington’s clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. None of Wellington’s clients are known to have such right or power with respect to more than five percent of such shares except Hartford Capital Appreciation HLS Fund. Includes warrants to purchase 401,850 shares of Common Stock owned by Vanguard Capital Value Fund — WMC, warrants to purchase 4,400 shares of Common Stock owned by Wellington Trust Co., National Association Multiple Collective Investment Funds Trust, All Cap Opportunities Portfolio and warrants to purchase 3,650 shares of Common Stock owned by Wellington Trust Co., National Association Multiple Common Trust Funds, All Cap Opportunities Portfolio.
(4)	As reported by Satellite Overseas (Holdings) Limited (“SOHL”) on Schedule 13D/A filed on October 7, 2009. SOHL has pledged the shares to Allahabad Bank in connection with a financing and may not sell or otherwise encumber the shares without the bank’s consent until the financing has been repaid in full. SOHL is a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd., of which Dr. Modi is a managing director.
(5)	As reported by Hartford Series Fund, Inc. (“Hartford”) on Schedule 13G as filed on February 3, 2010. Hartford is an investment company registered under Section 8 of the Investment Company Act of 1940. Includes warrants to purchase 509,700 shares of Common Stock owned by Hartford Capital Appreciation HLS Fund and warrants to purchase 13,236 shares of Common Stock owned by The Hartford Capital Appreciation II Fund.
(6)	Includes 20,000 shares of Common Stock issuable upon the exercise of options.
(7)	Includes 492,500 shares of Common Stock issuable upon the exercise of options and warrants to purchase 33,878 shares of Common Stock. Also includes 4,000 shares owned of record by Gary Evans Custodian for Dustin Evans UTMA/TX and 4,000 shares owned by record by Gary Evans Custodian for Casey Evans UTMA/TX.
(8)	Includes 40,000 shares of restricted stock that are not yet vested, 200,000 shares of Common Stock issuable upon the exercise of options and warrants to purchase 7,373 shares of Common Stock.
(9)	Includes 127,500 shares of Common Stock issuable upon the exercise of options.
(10)	Includes 137,500 shares of Common Stock issuable upon the exercise of options and warrants to purchase 8,795 shares of Common Stock.
(11)	Consists of 12,500,000 shares owned by Satellite Overseas (Holdings) Limited, a wholly-owned subsidiary of Cadila Pharmaceuticals Ltd. Dr. Modi is a managing director of Cadila Pharmaceuticals Ltd.
(12)	Consists of 10,000 shares of restricted stock that are not yet vested.
(13)	Includes 402,000 shares of Common Stock issuable upon the exercise of options. The number of shares of Common Stock in the table is as of Mr. Hage’s last day of employment with the Company.
(14)	Includes warrants to purchase 880 shares of Common Stock. The number of shares of Common Stock in the table is as of Dr. Heaton’s last day of employment with the Company.
(15)	Includes 79,000 shares of Common Stock issuable upon the exercise of options and warrants to purchase 500 shares of Common Stock.
(16)	Includes warrants to purchase 8,795 shares of Common Stock and (a) 930 shares of Common Stock which he holds as custodian for his daughter and (b) 150 shares of Common Stock which he holds as custodian for his grandson. Mr. Robinson disclaims beneficial ownership of the shares he holds as custodian. The number of shares of Common Stock in the table is as of Mr. Robinson’s last day of employment with the Company.
(17)	Includes 960,001 shares of Common Stock issuable upon the exercise of options and warrants to purchase 5,277 shares of Common Stock.

INFORMATION REGARDING THE BOARD OF DIRECTORS,
CERTAIN COMMITTEES AND CORPORATE GOVERNANCE MATTERS

On April 15, 2010, the Board of Directors determined, upon a recommendation by the Nominating and Corporate Governance Committee, that, with the exception of Drs. Modi and Singhvi and Messrs. Erck and Lambert, all of the members of the Board are “independent” directors, as that term is defined in the NASDAQ listing standards. Each of Dr. Singhvi, Mr. Erck and Mr. Lambert is currently, or was within the last three fiscal years, an employee, a consultant or executive officer of the Company. Dr. Modi is not an “independent” director due to his interest in Cadila and the joint venture, as described in the section titled “Certain Relationships and Related Transactions.”

The Board of Directors met 22 times during 2009 and acted by written consent in lieu of a meeting 5 times. In addition, the non-employee directors met 3 times in executive session during the same period. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors they were eligible to attend and the total number of meetings held by all committees on which they served with the exception of Dr. Modi who attended 10 of the 14 meetings of the Board of Directors that were held after he was appointed a Director in 2009. Because Dr. Modi lives and works in India, travel and time zone differences make it difficult for him to attend all of the meetings of the Board of Directors; however, he maintains frequent and close communications with the Company’s Chief Executive Officer and with the other Directors.

Recognizing that director attendance at the Company’s annual meetings of stockholders can provide stockholders with an opportunity to communicate with members of the Board, Novavax strongly encourages (but does not require) members of the Board to attend such meetings. Drs. Modi and Singhvi and Messrs. Lambert and Marsh attended the 2009 Annual Meeting of Stockholders.

Leadership Structure and Risk Oversight

The Board of Directors has elected to separate the roles of Chief Executive Officer and Chairman of the Board. Dr. Singhvi serves as President and Chief Executive Officer and Mr. Erck was appointed Executive Chairman in February 2010. From March 2007 to February 2010, Mr. Lambert served as the Executive Chairman. When the Board appointed Mr. Lambert as Executive Chairman, the Board also appointed Mr. Evans as the Lead Independent Director. Mr. Evans continues to serve in this role.

The Chief Executive Officer and Executive Chairman work closely together to execute the strategic plan of the Company. The Executive Chairman mentors the senior management team, provides an extensive network of contacts, and reports regularly to the Board of Directors. As the Lead Independent Director, Mr. Evans presides over the Board's executive sessions and serves as the principal liaison between management and the independent directors. Mr. Evans also serves as the Chairman of the Nominating and Corporate Governance Committee.

The Company believes the combination of Dr. Singhvi as the President and Chief Executive Officer, Mr. Erck as the Executive Chairman and Mr. Evans as the Lead Independent Director continues to be an effective leadership structure for Novavax. The division of duties and the additional avenues of communication between the Board and management associated with having Mr. Erck serve as Executive Chairman and Mr. Evans as Lead Independent Director provides the basis for the proper functioning of the Board and its oversight of management.

Management of the Company is primarily responsible for managing the risks Novavax faces in the ordinary course of operating the business. The Board actively oversees potential risks and risk management activities by receiving operational and strategic presentations from management, which include discussions of key risks to the business. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. For example, the Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management the system of disclosure controls and internal controls over financial reporting and discusses the key risks facing the Company and the processes or actions being taken to mitigate those risks. The Nominating & Corporate Governance Committee assists the Board in its risk oversight function by periodically reviewing and discussing with management important compliance and quality issues. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies with respect to incentive compensation programs and key employee retention issues. The Finance

Committee assists the Board with risks associated with the Company’s cash investment policies and capital raising needs and strategies. The Board committees are chaired by independent directors and, at each Board meeting, each of the committee chairmen delivers a report to the full Board on the activities and decisions made by the committees at recent meetings. There is also a significant amount of cross over of the membership of the various committees, allowing information to flow freely outside of a full board meeting. Finally, the Executive Chairman is a full-time employee of the Company and frequently reports on the day-to-day operations of the Company.

Committees of the Board

The Board of Directors of Novavax currently has five standing committees: a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee and a Government Relations Committee. In addition to the descriptions below, please refer to the “Compensation Committee Report” and the “Audit Committee Report” included in this Proxy Statement.

Compensation Committee

The Compensation Committee of the Board of Directors currently consists of four directors — Messrs. Marsh (Chairman), Evans, McManus and Dr. Young. Each is a “non-employee director,” as defined by Rule 16b-3 of the Exchange Act, “outside director,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and an “independent director,” as defined by the listing standards of NASDAQ.

The Compensation Committee reviews and recommends salaries and other compensatory benefits for the employees, executive officers and directors of Novavax. The Compensation Committee also recommends actions to administer the equity incentive plans of the Company and recommends stock option grants and other awards for employees, executive officers and directors of Novavax. The Compensation Committee acts pursuant to a written charter, a copy of which is posted on the Company’s website at www.novavax.com. The Compensation Committee reviews and evaluates the charter annually to ensure its adequacy and accuracy. In 2009, the Compensation Committee did not approve any revisions to its charter, although in March 2010, the Compensation Committee reviewed and approved its charter in its current form. The Committee is tasked with meeting at least four times during the year, and more frequently, if necessary. During 2009, the Compensation Committee met 7 times and acted by written consent in lieu of a meeting 3 times.

As set forth in its charter, the Committee’s authority and responsibilities include but are not limited to:

•	providing advice and guidance with respect to the Company’s compensation strategy and philosophy;
•	evaluating and providing recommendations regarding executive compensation programs tied to the strategic and financial objectives of the Company and which will motivate and incentivize executives by tying their compensation to the Company’s performance and stockholder returns;
•	reviewing and recommending to the Board the goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, annually evaluating the Chief Executive Officer’s performance, and recommending to the independent members of the Board the Chief Executive Officer’s total compensation package;
•	annually reviewing and making recommendations regarding executive officers and senior management compensation; and
•	evaluating and making recommendations annually regarding the appropriate level and form of compensation for members of the Board and its committees.

The Compensation Committee has the authority to engage independent compensation consultants or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants or advisors. As further described in the Compensation Discussion and Analysis, the Compensation Committee engaged Radford Surveys and Consulting, a unit of Aon Consulting, an independent executive compensation firm, to provide advice and assistance to the Compensation Committee and management in the area of executive compensation. In 2009, Aon Risk Services Central, Inc. and Aon Premium Finance, LLC (collectively, “Aon”), both affiliates of Radford Surveys and Consulting, provided the Company insurance services, including acting as the Company’s insurance broker and providing insurance premium financing, in the aggregate amount of approximately $762,000. The decision to engage Aon for these services was made by management of the Company without knowledge of the affiliation between Radford Survey and Consulting and Aon. In October 2009, the Company changed its insurance broker and Aon no longer receives fees from the Company for such services.

The Compensation Committee routinely holds meetings, some of which management attends, as well as executive sessions without management, where compensation is discussed. The Chairman of the Compensation Committee is responsible for leadership of the Committee and sets meeting agendas.

The Committee may request that any executive officer or employee of the Company, outside counsel or consultant attend Committee meetings or confer with any members of, or consultants to, the Committee. The Committee is supported in its efforts by the Company’s human resources team, to which the Committee delegates authority for certain administrative functions. The Chief Executive Officer gives performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Executive Chairman gives performance assessments and compensation recommendations for each executive officer of the Company, including the Chief Executive Officer. The Compensation Committee considers the Chief Executive Officer’s and the Executive Chairman’s recommendations and the information provided by the human resources team in its deliberations regarding executive compensation and sets the compensation of the executive officers based on such deliberations and recommends that the Board of Directors ratify such compensation. The Chief Executive Officer, Chief Financial Officer and the Executive Director of Human Resources and Administration generally attend Compensation Committee meetings, but none are present for executive sessions or any discussion of their own compensation.

Audit Committee

The Audit Committee currently consists of Messrs. McManus (Chairman), Evans and Marsh, each of whom is a non-employee director and each of whom is an independent director as defined by the Exchange Act and the listing standards of NASDAQ. The Audit Committee met 9 times during the 2009 fiscal year and took no action by written consent in lieu of a meeting.

The Board has determined that each of Mr. McManus and Mr. Evans qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC, and is financially sophisticated as required by the listing standards of NASDAQ.

The Audit Committee acts pursuant to the Audit Committee Charter as adopted by the Board. A copy of the charter is available on the Company’s website at www.novavax.com. The Audit Committee reviews and evaluates the charter annually to ensure its adequacy and accuracy, and is charged with performing an annual self-evaluation with the goal of continuing improvement.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. To this end, the Committee meets with the Company’s independent registered public accounting firm to discuss the scope and results of its examination and reviews the financial statements and reports contained in the Company’s periodic and other filings. The Audit Committee also reviews the adequacy and efficacy of the Company’s accounting, auditing and financial control systems, as well as the Company’s disclosure controls and procedures; monitors the adequacy of the Company’s accounting and financial reporting processes and practices; and considers any issues raised by its members, the Company’s independent registered public accounting firm and the Company’s employees. To assist in carrying out its duties, the Audit Committee is authorized to investigate any matter brought to its attention, retain the services of independent advisors (including legal counsel, auditors and other experts), and receive and respond to concerns and complaints relating to accounting, internal accounting controls and auditing matters. The Audit Committee regularly meets with the Company’s independent auditor without management present, with management without the independent auditor present and in executive session without management or the independent auditor present.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Governance Committee”) currently consists of Messrs. Evans (Chairman), Marsh and McManus, each of whom is an independent director as defined by the Exchange Act and the listing standards of NASDAQ. The Governance Committee met 5 times during 2009 and took action by written consent in lieu of a meeting 1 time.

The Governance Committee acts pursuant to a written charter, a copy of which is available on the Company’s website at www.novavax.com. The Governance Committee reviews and evaluates the charter annually to ensure its adequacy and accuracy.

As provided in the charter, the primary function of the Governance Committee is to assist the Board in fulfilling its responsibilities by: reviewing and making recommendations to the Board regarding the Board’s size, structure and composition; establishing criteria for Board membership; identifying and evaluating candidates qualified to become members of the Board, including candidates proposed by stockholders; selecting, or recommending for selection, director nominees to be presented for approval at the annual meeting of stockholders and to fill vacancies on the Board; evaluating Company policies relating to the recruitment of Board members; developing and recommending to the Board corporate governance policies and practices applicable to the Company; monitoring compliance with the Company’s Code of Business Conduct and Ethics; and handling such other matters as the Board or committee deems appropriate. The Governance Committee’s goal is to contribute to the effective representation of the Company’s stockholders and to play a leadership role in shaping the Company’s corporate governance.

As noted above, it is the Governance Committee’s responsibility to review and evaluate director candidates, including candidates submitted by stockholders. In performing its evaluation and review, the Governance Committee does not differentiate between candidates based on the proposing constituency, but rather applies the same criteria to each candidate.

Nomination Procedures

Stockholders who wish to nominate qualified candidates to serve as directors of the Company may do so in accordance with the procedures set forth in the Company’s Amended and Restated By-laws (the “By-laws”), which procedures did not change during the last fiscal year. As set forth in the By-laws, a stockholder must notify the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s principal executive offices, of a proposed nominee. In order to ensure meaningful consideration of such candidates, notice must be received not less than 60 days nor more than 90 days prior to the meeting. However, if the Company does not give notice or make public disclosure of the date of the meeting at least 70 days’ prior to the meeting date, notice will be considered timely if it is received no later than the close of business on the 10th day following the date on which such notice was given or public disclosure was made (whichever occurred first).

The notice must set forth as to each proposed nominee:

•	name, age, business address and, if known, residence address;
•	his or her principal occupation or employment;
•	the number of shares of stock of the Company, if any, which are beneficially owned by such nominee; and
•	any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to applicable law.

The notice must also set forth with respect to the stockholder giving the notice:

•	the name and address, as they appear on the Company’s books, of such stockholder; and
•	the number of shares of the Company that are owned by such stockholder.

The Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director. Nominations received through this process will be forwarded to the Governance Committee for review.

The Governance Committee strives to maintain a board of directors with a diverse set of skills and qualifications, to ensure that the board of directors is adequately serving the needs of the Company’s stockholders. Before evaluating director candidates, the Governance Committee reviews the skills and qualifications of the directors currently serving on the Board and identifies any areas of weakness or skills of particular importance. On the basis of that review, the Governance Committee will evaluate director candidates with those identified skills. While the Governance Committee does not have a formal policy on Board diversity, the committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experiences and other factors that contribute to the Board having an appropriate range of expertise, talents, experiences and viewpoints, and considers those diversity considerations, in view of the needs of the Board as a whole, when making decisions on director nominations. The Governance Committee considers the following skills and experiences necessary to the Board: industry knowledge, clinical development expertise, commercialization expertise, manufacturing expertise, financial expertise and capital raising experience and scientific or medical education and experience, particularly in vaccine-related fields. In its most recent review, the Governance Committee recognized that, when Drs. Monath and Tananbaum resigned, the Board lost members that had significant amounts of scientific and medical expertise and, as the Governance Committee continues to recruit new directors, it is focusing on candidates with those skill sets. The election of Dr. Young in April 2010 added necessary scientific expertise.

While there are no set minimum requirements, a candidate should:

•	be intelligent, thoughtful and analytical;
•	possess superior business-related knowledge, skills and experience;
•	reflect the highest integrity, ethics and character;
•	have excelled in both academic and professional settings;
•	demonstrate achievement in his or her chosen field;
•	be free of actual or potential conflicts of interest;
•	have the ability to devote sufficient time to the business and affairs of the Company; and
•	demonstrate the capacity and desire to represent the best interests of the Company’s stockholders as a whole.

In addition to the above criteria (which may be modified from time to time), the Governance Committee may consider such other factors as it deems in the best interests of the Company and its stockholders and that may enhance the effectiveness and responsiveness of the Board and its committees. Finally, the Governance Committee must consider a candidate’s independence to make certain that the Board includes at least a majority of “independent” directors to satisfy all applicable independence requirements, as well as a candidate’s financial sophistication and special competencies.

The Governance Committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. To date, the Governance Committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it reserves the right to engage executive search firms and other third parties to assist in finding suitable candidates.

Current members of the Board with the requisite skills and experience are considered for re-nomination, balancing the value of the member’s continuity of service with that of obtaining a new perspective, and considering each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. The Governance Committee also must consider the age and length of service of incumbent directors. In March 2005, the committee recommended to the Board, and the Board adopted, a rule not to re-nominate a director for re-election if such director has served ten years as a director or has reached 75 years of age. On April 15, 2010, in light of the skills and experience he brings to the Board, upon the recommendation of the Governance Committee, the Board waived the ten year service limitation for Mr. McManus. If any existing members do not wish to continue in service or if it is decided not to re-nominate a director, new candidates are identified in accordance with those skills, experience and characteristics deemed necessary for new nominees, and are evaluated based on the qualifications set forth above. In every case, the Governance Committee meets (in person or telephonically) to discuss each candidate, and may require personal interviews before final approval. Once a slate of nominees is selected, the Governance Committee presents it to the full Board.

Finance Committee

In September 2009, the Board of Directors established the Finance Committee as a standing committee of the Board of Directors. The Finance Committee currently consists of Messrs. Evans (Chairman), Erck and McManus and Dr. Singhvi. The Finance Committee met 7 times during the 2009 fiscal year and took action by written consent in lieu of a meeting 10 times.

The Finance Committee acts pursuant to a written charter, a copy of which is posted to the Company’s website at www.novavax.com. The purpose of the Finance Committee is to assist the Board with its responsibilities and provide advice to senior management of the Company relating to the financial condition and the equity and debt capital raising strategies and activities of the Company, oversight of the Company’s investment and cash management policies, all in the context of the Company’s overall strategic business plan, and to carry out such other functions as the Board may from time to time authorize.

Government Relations Committee

The Government Relations Committee consists of Messrs. Marsh (Chairman) and McManus and Dr. Singhvi. The purpose of the Government Relations Committee is to assist management of the Company with respect to government funding of its vaccine projects and to assist management with the education of state and federal executive and legislative branches of government regarding the Company’s programs. The Government Relations Committee did not meet during 2009.

Code of Business Conduct and Ethics

Novavax’s Board of Directors adopted a written Code of Business Conduct and Ethics in March 2004, amended in June 2009, which applies to each of Novavax’s employees, executive officers and directors, including, but not limited to, the Company’s Chief Executive Officer and Chief Financial Officer. Each of Novavax’s employees, executive officers and directors are required to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. The Code of Business Conduct and Ethics is reviewed at least annually by the Nominating and Corporate Governance Committee. A copy of the Code of Business Conduct and Ethics is posted on Novavax’s website at www.novavax.com. Novavax intends to disclose on its web site the nature of any future amendments to and waivers of the code that apply to its Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer and persons performing similar functions.

Stockholder Communications with the Board of Directors

The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing such communications. Stockholders may send written communications to the entire Board or individual directors, addressing them to Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850, Attention: Secretary. Communications by e-mail should be addressed to ir@novavax.com and marked “Attention: Secretary” in the “Subject” field. All such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Company has the authority to discard the communication or take appropriate legal action.

Certain Relationships and Related Transactions

The Company’s Code of Business Conduct and Ethics provides that the Audit Committee is responsible for approving all transactions or business relationships involving Novavax and any director or executive officer, including any indebtedness of such individuals to the Company and transactions between Novavax and either the director or officer personally, members of their immediate families or entities in which they have an interest. In evaluating related party transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee will approve a related party transaction when, in its good faith judgment, the transaction is in the best interest of the Company.

Dr. Modi, a director of Novavax, is also a managing director of Cadila Pharmaceuticals Ltd. (“Cadila”). Novavax and Cadila have formed a joint venture called CPL Biologicals Private Limited, of which Novavax owns 20% and Cadila owns the remaining 80%. Novavax and Cadila have also entered into a Master Services Agreement, pursuant to which Cadila may perform certain research, development and manufacturing services in India for Novavax up to $7.5 million through March 2012. If, at March 31, 2012, the amount of services provided by Cadila, including services Cadila was capable of performing, but exercised its right not to accept, is less than $7.5 million, the Company will pay Cadila the portion of the shortfall amount that is less than or equal to $2.0 million and 50% of the portion of the shortfall amount that exceeds $2.0 million. In addition, a subsidiary of Cadila owns 12.5 million shares of Novavax’s outstanding Common Stock.

Mr. Lambert, Novavax’s former Executive Chairman of the Board of Directors, had a consulting agreement with Novavax, pursuant to which he assisted Novavax with issues regarding the development and commercialization of its vaccine product candidates, mentored management and assisted with business development. His annual compensation for these services was $220,000. Novavax also paid Mr. Lambert $30,000 annually for his service as a board member and also has granted him equity awards. On March 8, 2010, Mr. Lambert’s consulting agreement expired by its terms.

On February 15, 2010, the Board of Directors elected Mr. Erck as its new Executive Chairman. Mr. Erck will be paid a salary of $300,000 per annum as a full-time employee and has been granted equity awards.

Two of Novavax’s former directors have outstanding notes due to Novavax in the aggregate principal amount of $1,572,000, as reflected on the Company’s balance sheet as of December 31, 2009. The notes, in the initial principal amount of $1,479,268, were initially delivered by the former directors to Novavax in March 2002 as payment of the exercise price of options. In May 2008, one of the notes was amended and restated to, among other things, include accrued interest in the principal amount, bringing the aggregate principal amount outstanding to $1,610,516. As of December 31, 2009, Novavax received payments of $65,000. As security, the former directors pledged shares of the Novavax’s common stock as collateral. Novavax has the right to sell the pledged shares. As of December 31, 2009, the outstanding principal and interest for these two notes was $2.0 million. Both notes are currently in default and Novavax is legally pursuing the collection of these promissory notes.

There are no family relationships among any of the directors or executive officers (or any nominee therefor) of Novavax. No director, executive officer, nominee or any associate of any of the foregoing has any interest, direct or indirect, in any proposal to be considered and acted upon at the Meeting (other than the election of directors).

Compensation Committee Interlocks and Insider Participation

Drs. Monath and Tananbaum served on the Compensation Committee until their resignations in November and September 2009, respectively. Messrs. Evans and McManus were appointed to the Compensation Committee in December 2009. Mr. Marsh served on the Committee throughout 2009. None of the members of the Compensation Committee was at any time during 2009 an employee or executive officer of Novavax. Mr. Marsh served as interim Chief Executive Officer of the Company from July 1996 to March 1997.

No executive officer of the Company currently serves, or during 2009 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Compensation of Directors

Compensation for non-employee directors is comprised of two components — cash compensation and equity awards. Dr. Singhvi does not receive additional compensation for his service on the Board. For information concerning the compensation of Dr. Singhvi, see “Executive Compensation” below.

Cash Compensation

The following table sets forth the cash compensation paid to the Company’s directors for 2009:

Director	Fees	Explaination
Stanley C. Erck	$24,973	Mr. Erck received a cash retainer of $12,973 for his service as an outside director from June 24, 2009 through December 31, 2009, and $12,000 for his attendance at Board and Committee meetings.
Gary C. Evans	$75,347	Mr. Evans received cash retainers of $25,000 as an outside director, $10,000 as the Lead Independent Director, $5,000 as chairman of the Nominating and Corporate Governance Committee, and $1,347 as chairman of the Finance Committee beginning on September 24, 2009, as well as $34,000 for his attendance at Board and Committee meetings.
John Lambert	$30,000	Mr. Lambert received a cash retainer of $30,000 for his service as the Executive Chairman. Through March 8, 2010, he was not entitled to additional compensation for attending Board or Committee meetings.
John O. Marsh, Jr., J.D.	$61,500	Mr. Marsh received cash retainers of $25,000 for his service as an outside director, and $5,000 for his service as chairman of the Compensation Committee, as well as $31,500 for his attendance at Board and Committee meetings.
Michael A. McManus, Jr., J.D.	$71,500	Mr. McManus received cash retainers of $25,000 for his service as an outside director, and $12,500 for his service as chairman of the Audit Committee, as well as $34,000 for his attendance at Board and Committee meetings.
Rajiv I. Modi, Ph.D	—	Due to his relationship with Cadila and the joint venture, and the commercial transactions between Novavax and those companies, Dr. Modi did not receive compensation for his services as a director.
Thomas Monath, M.D.	$34,500	Dr. Monath received cash retainer of $8,333 for his service as an inside director from January 1, 2009 through November 2, 2009, and $1,667 for his service on the Compensation and Nominating and Corporate Governance Committees, as well as $24,500 for his attendance at Board and Committee meetings.
Rahul Singhvi, Sc.D.	—	The Company does not pay employee directors additional compensation for service on the Board of Directors.
James B. Tananbaum, M.D.	$28,833	Dr. Tananbaum received cash retainers of $7,361 for his service as an inside director from January 1, 2009 through September 25, 2009, and $1,472 for his service on the Compensation and Nominating and Corporate Governance Committees for the same period, as well as $20,000 for his attendance at Board and Committee meetings.

In 2009, Mr. Lambert also received consulting fees from the Company, which are currently described in the section titled “Certain Relationships and Related Transactions.” Mr. Lambert’s consulting agreement expired on March 8, 2010 and, effective March 9, 2010, Mr. Lambert only receives compensation as an outside director. As the new Executive Chairman, Mr. Erck receives an annual salary of $300,000 and, because he is now a full-time employee director, effective February 15, 2010, no longer receives compensation for his services as a director.

In 2009, the directors, other than Drs. Modi and Singhvi and Mr. Lambert, received $2,000 for each in-person Board meeting attended, $1,000 for each telephonic meeting attended (if such meeting lasted longer than 30 minutes), $1,000 for each in-person Committee meeting attended and $500 for each telephonic meeting attended (if such meeting lasted longer than 30 minutes). All directors were reimbursed for reasonable costs and expenses incurred in connection with attending Board and Committee meetings.

In 2010, pursuant to a resolution of the Company’s Board of Directors, except where specifically noted in the preceding chart, outside directors are entitled to receive an annual retainer of $25,000 and inside directors are entitled to receive an annual retainer of $10,000. The lead independent director is entitled to receive an additional annual retainer of $10,000. The chairs of each of the Audit, Compensation, Nominating & Corporate Governance and Finance Committees are entitled to receive additional annual retainers of $12,500, $5,000, $5,000 and $5,000, respectively; while directors serving on a committee, other than as chairman, are entitled to receive an additional annual retainer of $2,000 per committee. The chairman and members of the Government Relations Committee do not receive any additional retainer. In addition, except for Drs. Modi and Singhvi and Mr. Erck, directors are entitled to receive $2,000 for each meeting of the Board of Directors attended in-person, and $1,000 for each meeting attended telephonically, and each committee member is entitled to receive $1,000 per Committee meeting attended in-person and $500 for each meeting attended telephonically. No retainer fees are to be paid for telephonic meetings of the Board or any Committee thereof lasting less than 30 minutes nor are fees paid for Committee meetings that occur on the same day as a Board meeting. All directors are to be reimbursed by the Company for reasonable costs and expenses incurred for attending Board and Committee meetings.

Equity Awards

At its meeting on March 5, 2009, the Board granted options to purchase Company Common Stock to each of its non-employee directors, other than Dr. Modi. The Board granted an option to purchase 15,000 shares of Company Common Stock to each of Mr. Evans, Mr. Marsh, Mr. McManus, Dr. Monath and Dr. Tananbaum and an option to purchase 25,000 shares of Company Common Stock to Mr. Lambert. All of the options have an exercise price of $0.56 per share and vested in full six months after the date of grant.

At its meeting on March 15, 2010, the Board granted options to purchase 15,000 shares of Company Common Stock to each of Mr. Evans, Mr. Lambert, Mr. Marsh, and Mr. McManus. All of the options have an exercise price of $2.35 per share and will vest in full six months after the date of grant.

At its meeting on April 15, 2010, the Board granted options to purchase 5,000 shares of Company Common Stock to each of Mr. Evans, Mr. Lambert, Mr. Marsh, and Mr. McManus. All of the options have an exercise price of $2.66 per share and will vest in full six months after the date of grant.

In connection with his appointment as Executive Chairman, on February 15, 2010, the Board granted Mr. Erck an option to purchase 300,000 shares of Company Common Stock, 50% of which will vest on February 15, 2011 and 50% of which will vest upon the achievement of certain milestones related to corporate objectives. This option has an exercise price of $2.40 per share.

Summary Director Compensation Table

The following table sets forth information concerning the compensation paid by the Company to each individual who served as a non-employee director at any time during fiscal 2009:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Stanley C. Erck(3)	24,973	—	40,772	—	65,745
Gary C. Evans	75,347	—	5,548	—	80,895
John Lambert(4)	30,000	—	9,248	220,000	259,248
John O. Marsh, Jr., J.D.	61,500	—	5,548	—	67,048
Michael A. McManus, Jr., J.D.	71,500	—	5,548	—	77,048
Rajiv I. Modi, Ph.D.	—	—	—	—	—
Thomas Monath, M.D.(5)	34,500	—	5,548	—	40,048
James B. Tananbaum M.D.(6)	28,833	—	5,548	—	34,381

(1)	Represents fees earned in 2009.
(2)	The grant date fair value was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.
(3)	See “Certain Relationships and Related Transactions” beginning on page 18 for information regarding the compensation payable to Mr. Erck.
(4)	See “Certain Relationships and Related Transactions” beginning on page 18 for information regarding the consulting agreement between the Company and Mr. Lambert.
(5)	Dr. Monath resigned from the Board of Directors in November 2009.
(6)	Dr. Tananbaum resigned from the Board of Directors in September 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission (the “SEC”) and the NASDAQ Global Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on a review of the copies of such reports (and any amendments thereto) furnished to the Company during or with respect to 2009 or written representations that no reports were required, the Company believes that during 2009 its executive officers, directors and holders of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides the Company’s equity compensation plan information as of December 31, 2009. Under these plans, the Company’s Common Stock may be issued upon the exercise of options. See also the information regarding stock options in Note 9 to the Company’s consolidated financial statements for the year ended December 31, 2009, included in the Company’ s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	5,994,994	$3.01	2,712,580
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)	Includes the Company's 2005 Stock Incentive Plan, 1995 Stock Option Plan and 1995 Director Stock Option Plan.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis (the “CD&A”) discusses the compensation of Novavax’s Named Executive Officers for 2009. The Named Executive Officers in 2009 were Dr. Rahul Singhvi, President and Chief Executive Officer, Frederick W. Driscoll, Vice President, Chief Financial Officer and Treasurer, Len Stigliano, former Vice President, Treasurer and Chief Financial Officer, Evdoxia E. Kopsidas, former Senior Director of Finance and Principal Accounting Officer, Raymond J. Hage, former Senior Vice President of Commercial Operations, Dr. Penny Heaton, former Vice President and Chief Medical Officer, James Robinson, former Vice President of Technical and Quality Operations, Thomas S. Johnston, Vice President, Strategy and John Trizzino, Senior Vice President, Business Development (collectively, the “Named Executive Officers”).

The CD&A considers the Company’s executive compensation philosophy, the objectives and operation of the compensation program, how compensation was set for 2009 and the various elements of compensation paid to the Named Executive Officers during 2009.

Executive Compensation Philosophy

Novavax’s compensation program is designed to attract, retain and reward a performing workforce in a highly competitive recruitment and retention market to achieve the Company’s mission, vision and goals. This philosophy is reflected in the components of the Company’s compensation program, and includes:

•	providing a competitive salary upon hire;
•	a performance management process that defines objectives, tracks employee performance and ties into the reward process through salary increases and incentive bonuses;
•	an annual merit increase plan that rewards the individual employee’s contribution for the fiscal year;
•	individual promotions that reward strong performance;
•	an annual incentive bonus that rewards individual and Company performance;
•	a stock option plan that provides initial stock option grants upon hire and additional grants for promotions, strong performance, and retention of high potential personnel; and
•	a market competitive, comprehensive benefits plan.

The Compensation Committee believes that these components provide many tools for retaining and rewarding high performing employees and covers the wide spectrum of employment needs.

Objectives of the Compensation Program

Attract and retain highly qualified executives.

The Compensation Committee believes that the compensation program for Novavax’s Named Executive Officers should be designed to attract, motivate and retain highly qualified executive officers responsible for the success of Novavax and should be determined within a framework that rewards performance and aligns the interests of the Named Executive Officers with the interests of the Company’s stockholders. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	offer a total compensation program that enables Novavax to attract, motivate, recruit and retain, from a limited pool of resources, individuals who are highly experienced with a proven track record of success, and to provide total compensation that is competitive with the Company’s peers within the biotechnology and pharmaceutical industry;
•	achieve an equitable balance in the compensation offered to each member of the executive team;
•	provide annual variable cash incentive awards that take into account the achievement of individual performance criteria based on the Company’s performance goals; and
•	make a significant portion of Named Executive Officers’ compensation dependent on Novavax’s long-term performance and on enhancing stockholder value by providing appropriate long-term, equity-based incentives and encouraging stock ownership.

Reflect performance and reward high performance.

The Compensation Committee believes that a significant portion of a Named Executive Officer’s total compensation should reflect performance in the areas of overall Company performance and individual performance. Incentives are based on meeting criteria in each of these categories and reflect the Named Executive Officer’s overall contribution to the Company.

Reward Named Executive Officers for meeting Novavax’s strategic goals and objectives.

The compensation program rewards the Company’s Named Executive Officers for achieving specified performance goals, building stockholder value, and maintaining long-term careers with Novavax. The compensation program is designed to reward these three aspects because the Compensation Committee believes it will motivate the executive team to make balanced annual and long-term decisions resulting in financial performance, scientific and product development innovations, and the achievement of the strategic business objectives.

Align Named Executive Officers’ goals with Novavax’s stockholders’ goals.

The Committee believes that Novavax’s long-term success depends upon aligning executives’ and stockholders’ interest. To support this objective, Novavax provides the Named Executive Officers with equity accumulation opportunities, by awarding stock options and restricted stock. Generally, restricted stock and stock option grants vest over three years. This vesting period supports long-term retention of Named Executive Officers and reinforces long-term consideration because Named Executive Officers cannot exercise the options or sell shares of restricted stock until they have vested. At times, the Company also awards stock options or restricted stock that vest as the executive achieves certain milestones in order to incentivize the Named Executive Officer to achieve strategic Company goals within such Named Executive Officer’s area of responsibility.

Oversight and Operation of the Executive Compensation Program

The Compensation Committee is appointed by the Board of Directors to assist the Board with its responsibilities related to the compensation of the Company’s officers, directors and employees and the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding the Board of Directors; Certain Committees and Corporate Governance Matters — Compensation Committee” beginning on page 14 of this Proxy Statement.

The Chief Executive Officer (the “CEO”) evaluates and provides performance assessments and compensation recommendations for each Named Executive Officer other than himself to the Compensation Committee. The Executive Chairman of the Company’s Board of Directors, evaluates the CEO’s performance and makes compensation recommendations for the CEO to the Compensation Committee. In 2009, Mr. Lambert, then Executive Chairman of the Board of Directors, reviewed Dr. Singhvi’s performance. In March 2010, shortly after Mr. Erck was appointed Executive Chairman of the Board of Directors, Messrs. Erck and Lambert performed a preliminary review of Dr. Singhvi’s performance, and the Board of Directors expects that Mr. Erck will do a comprehensive review of Dr. Singhvi’s performance in 2010. The Compensation Committee considers the CEO’s and the Executive Chairman’s recommendations and information provided by the human resources team (described below) in its deliberations regarding executive compensation and recommends to the Board the compensation of the Named Executive Officers based on such deliberations. The Board of Directors determines the compensation based on the recommendation of the Compensation Committee. In 2009, the CEO and the Executive Director of Human Resources and Administration generally attended Compensation Committee meetings, but none are present for executive session or any discussion of their own compensation.

Setting Executive Compensation

Compensation packages for each Named Executive Officer are analyzed and discussed separately at the first Compensation Committee meeting each year. Prior to that meeting, the Company’s human resources team performs an analysis, considering the goals of market competitiveness, the executive’s performance and contribution to the Company, and internal equity. The human resources team then benchmarks each Named Executive Officer’s current compensation against the 50th percentile of Survey Data, which is described in further detail below. The Compensation Committee believes this is a common benchmark among biotechnology companies similar in size to Novavax and therefore the Company remains competitive by targeting the 50th percentile of the Survey Data. At any time, the Compensation Committee and the Board of Directors may request additional information from the human resources team.

Salary Survey Data

When setting the compensation for the Named Executive Officers for 2009, the human resources team and the Compensation Committee reviewed wage survey data specific to the life sciences industry. The survey utilized by the human resources team is Radford Global Life Sciences Survey (the “Survey Data”). The Radford Global Life Sciences Survey provides total compensation and practices data for multinational life sciences companies for 575+ companies and more than 200,000 individuals. Reliable global market data is available for 25 countries and positions at the executive, management, professional, sales and support levels, as well as overall compensation practices. Target industries include biotechnology, pharmaceutical, medical device, diagnostic and clinical research organizations (CROs). The Radford Global Life Sciences Survey is the primary source of benchmark data used.

The Survey Data is used to determine whether or not a Named Executive Officer’s salary and bonus opportunity are competitive within the industry. The salary and bonus are compared to the 50th percentile, which Novavax considers to be within a competitive range of the market for a company of its size and stage of clinical development.

Internal Equity

The Compensation Committee considers internal equity when determining compensation to ensure that the Company is fair in its compensation practices across all levels and to ensure that there is no discrimination in compensation practices among the protected classes. The Compensation Committee provided certain adjustments in 2009 to provide for internal equity and market competitiveness.

Radford Report

In January 2008, the Compensation Committee retained Radford Surveys and Consulting, a unit of Aon Consulting, an independent executive compensation consulting firm, to provide advice and assistance to the Compensation Committee and management in the area of executive compensation. The consultant was authorized by the Compensation Committee to work with certain executive officers of the Company, as well as other employees in the Company’s human resources, legal and finance departments in connection with the consultant’s work for the Compensation Committee. In 2008, the consultant conducted a review of the total compensation of the Company’s executive officers and prepared reports for review by management and subsequently by the Compensation Committee that was used in determining appropriate levels of compensation for each executive officer for 2008. The consultant reviewed and updated this data during 2009. In addition, Radford Surveys and Consulting provided survey data and analysis during 2009 regarding severance pay practices at the Chief Executive Officer level.

What the Compensation Program is Designed to Reward

Company Performance

The executive compensation program is designed to reward both individual performance, as well as corporate performance. A significant portion of a Named Executive Officer’s total compensation package is based on the Company’s performance and the achievement of certain corporate goals. Because of the key role the Named Executive Officers play in the success of the Company, a significant portion of the achievement of corporate goals is reflective of the Named Executive Officers’ individual performance. During 2009, the Board of Directors and the executive committee jointly developed a set of objectives for 2009 which were based on the Company’s strategic plan (the “2009 Objectives”). These objectives include:

•	advancing the seasonal influenza vaccine in clinical development;
•	completing equity financing as part of overall financing needed through 2010;
•	completing agreements related to products which raise cash (equity or cash) having a specific overall strategic net present value;
•	completing preclinical studies and pre-IND meeting for RSV VLP;
•	executing a government/non-governmental organization relations plan approved by the Board to raise awareness and lay the foundation for applying for and securing grants; and
•	advancing influenza manufacturing and development.

Individual Performance

Each year, the CEO reviews and evaluates the performance of the other Named Executive Officers and, together, they set performance goals and objectives for the following year. This review is typically conducted in the first quarter of the year. The Executive Chairman of the Board of Directors reviews and evaluates the performance of the CEO. The performance goals and objectives for the CEO are the same as the annual corporate objectives based on the strategic plan. These performance evaluations are used to determine merit salary increases, promotions, bonuses and other rewards. Each of the Named Executive Officers is evaluated on the competencies of teamwork, results orientation, business ethics, accountability, business process improvement, leadership, personnel development, staff communication and treatment of employees.

In addition, each executive officer has additional individual goals to support the 2009 Objectives or to further the Company’s strategic plan. More specifically:

•	Mr. Driscoll had individual goals for activities needed to achieve the corporate 2009 Objective of completing equity financings (e.g., evaluate financing options, prepare analyses and seek to consummate a transaction).
•	Ms. Kopsidas and Mr. Driscoll had operational individual goals such as ensuring compliance with Sarbanes-Oxley procedures, financial closing procedures and audit compliance.
•	Mr. Hage and Mr. Johnston had individual goals for activities needed to achieve the corporate 2009 Objectives of entering into strategic partnering deals and other transactions related to products which raise equity or cash (e.g., identify and evaluate potential corporate partners and secure partnership transactions).
•	Dr. Heaton had individual goals for activities needed to achieve the corporate 2009 Objectives of advancing vaccine candidates to clinical trials (e.g., complete protocol and study documents, finalize contracts with vendors, submit investigational new drug application and review pre-clinical study design and documentation).

•	Mr. Robinson had individual goals for activities needed to achieve the corporate 2009 Objectives of advancing vaccine candidate to clinical trials and advancing other products in the pipeline (e.g., prepare, fill and release clinical batches, review investigational new drug application, complete development and scale up of pre-clinical lots and consult on development of new candidates) and increasing VLP yield production (e.g., map process for increased yields and design and implement improvement plan).
•	Mr. Trizzino had individual goals for activities needed to execute the government/non-governmental organization relations plan to raise awareness of Novavax’s technology in government/ non-governmental organizations (e.g., manage lobbying efforts and submitting a major proposal to HHS BARDA in response to an RFP for a development contract for advanced development of a recombinant cell culture based influenza vaccine and manage and oversee the JV on Novavax’s behalf).

Because he left the Company in January 2009, individual goals were not established for Mr. Stigliano.

Based on the performance evaluations, each Named Executive Officer is given a performance rating. The performance rating determines the amount of any merit salary increase, adjustments to the incentive cash bonus awards and equity awards. The performance ratings used by the Company include Outstanding, Exceeds Expectations, Meets Expectations and Improvement Needed. Of the Named Executive Officers who were still employed by the Company in March 2010, all but one received a performance rating of at least “Meets Expectations.”

Elements of Compensation

The Compensation Committee believes that the most effective compensation program is one that provides a competitive base salary, rewards the achievement of established annual and long term goals and objectives and provides an incentive for retention. For this reason, the compensation program is comprised of three primary elements: base salary, a cash incentive bonus program and equity awards. The Compensation Committee believes that these three elements are the most effective combination to motivate and retain the Named Executive Officers.

The Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, but generally seeks to provide an overall executive compensation package designed to attract, motivate, and retain highly qualified executive officers, to reward them for performance over time, and to align the interests of the Named Executive Officers with the interests of the stockholders. Although equity compensation is an important component of the compensation program, particularly with respect to creating long-term stockholder value, in 2009, the Compensation Committee focused on ensuring that Named Executive Officer base salaries and bonus opportunities were in line with the median average salaries and annual incentives for comparable positions within the biotechnology industry.

Base Salary

The Compensation Committee’s philosophy is to maintain base salaries at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve the Company’s goals over the long term.

Novavax provides an annual salary to each Named Executive Officer as an economic consideration for each person’s level of responsibility, expertise, skills, knowledge, and experience, which the Compensation Committee compares to other comparable companies within the biotechnology and pharmaceutical industry and adjust as appropriate, to ensure that the Company will retain this expertise, skill, and knowledge at Novavax. Merit increases are typically awarded effective April 1st of each year, reflecting performance for the previous year. However, in 2009, salary increases were delayed due to the cash position of the Company and were awarded to each Named Executive Officer at the meetings of the Compensation Committee and the Board of Directors on September 24, 2009. The increases were determined by an annual performance review in light of the individual’s 2008 performance goals and achievement of Company objectives, as well as by reference to the Survey Data. Salary increases were provided October 1, 2009, and lump sum payments were provided to adjust salaries retroactively to April 1, 2009. Therefore, effective October 1, 2009, the base salaries for these Named Executive Officers were:

Executive	Base Salary ($)	Percentage Increase in Base Salary from December 31, 2008
Rahul Singhvi, Sc.D.	437,189	3
Frederick W. Driscoll(1)	275,000	—
Len Stigliano(2)	259,306	—
Evdoxia Kopsidas(3)	192,693	14
Raymond J. Hage	257,732	3
Penny M. Heaton, M.D	301,467	3
James Robinson	243,090	3
Thomas S. Johnston	216,113	3
John Trizzino(4)	285,000	—

(1)	Mr. Driscoll was appointed Chief Financial Officer in August 2009. Mr. Driscoll serves as the Company’s Principal Financial Officer and Principal Accounting Officer.
(2)	Mr. Stigliano resigned as the Company’s Vice President, Treasurer and Chief Financial Officer effective January 28, 2009.
(3)	Ms. Kopsidas received a base increase of 10.3% on May 1, 2009 in connection with her promotion to Senior Director of Finance. On October 1, 2009, Ms. Kopsidas received an additional salary increase of 3.6%.
(4)	Mr. Trizzino was appointed Senior Vice President, International and Government Alliances in July 2009.

Incentive Cash Bonus

The incentive cash bonus program is designed to motivate and reward the Named Executive Officers for the achievement of specific corporate goals. The purpose of the incentive cash bonus program is to align company, departmental and individual goals throughout the Company and to provide an incentive that further ties individual contribution and teamwork to compensation. At the time that the Board of Directors approved the 2009 Objectives, the Board also weighted each Objective. The Board outlined specific metrics to determine whether the Company achieved 75%, 100% or 125% of the Objectives. Bonuses are not awarded if 75% of the corporate objectives are not achieved.

On March 10, 2010, the Compensation Committee reviewed the Company’s performance related to the 2009 Objectives. After this discussion, the Compensation Committee, upon recommendation of management, determined that incentive bonuses would be awarded for 2009 based on achievement of corporate objectives at 85.5%. The following table summarizes conclusions regarding the 2009 Objectives:

Objective	Weight	Achievement	Explanation
Advance the seasonal influenza vaccine in clinical development	20%	Exceeded objective	Two dose ranging clinical trials were conducted with the seasonal influenza program. The results of these trials formed the basis to conduct a head-to-head study with the VLP vaccine in the elderly population which began in the fourth quarter of 2009.
Complete equity financing as part of overall financing needed through 2010	15%	Exceeded objective	The Company raised over $50 million through the sale of equity in 2009. In addition, the convertible debt was retired through equity and cash payment.
Complete agreements related to products which raise cash (equity or cash) and have a specific overall net present value	20%	Partially met objective	Three partnering deals were negotiated in 2009, including Cadila, ROVI Pharmaceuticals of Spain, and Laboratorio Avi-Mex S.A. de C.V. with upfront cash through a cash payment or the sale of equity.
Complete pre-clinical studies and conduct pre-IND meeting for RSV VLP	20%	Partially met objective	All pre-clinical studies with the lead candidate for RSV vaccine were completed. Pre-IND meeting was not completed, but remains on target to enter clinical development in 2010.
Execute a government/ non-governmental organization relations plan approved by the Board to raise awareness and lay the foundation for applying for and securing grants	5%	Exceeded objective	An SBIR grant was received for RSV vaccine development from NIH; the Company submitted a major proposal to HHS BARDA in response to an RFP for a development contract for the advanced development of a recombinant cell culture based influenza vaccine.
Advance influenza manufacturing and development	20%	Partially met objective	Progress was made in creating clinical supplies for three clinical trials and in securing the supply chain of raw materials, equipment and reagents to ensure the Company was capable of a large manufacturing campaign for the H1N1 vaccine.

The target bonus is based upon a percentage of the Named Executive Officer’s base salary. The target bonus percentages are determined based on market data and the ultimate amount of any bonus is at the discretion of the Board. The 2009 bonus targets were as follows:

Executive	Percentage of Base Salary
Rahul Singhvi, Sc.D.	60
Frederick W. Driscoll	40
Len Stigliano	40
Evdoxia E. Kopsidas	20
Raymond J. Hage	40
Penny M. Heaton, M.D.	40
James Robinson	40
Thomas S. Johnston	40
John Trizzino	40

The CEO’s bonus is based solely on the achievements of the 2009 Objectives and the discretion of the Board. The Compensation Committee believes the higher the individual’s position within Novavax, the more closely his or her bonus award should be tied to the Company’s success. For all of the other Named Executive Officers, the Compensation Committee considers both corporate achievements, as well as individual performance. To be eligible for a bonus, the Named Executive Officers must achieve at least a “Meets Expectations” on his or her annual performance review. For these Named Executive Officers (other than the CEO), 80% of the bonus is based on corporate achievement and 20% of the bonus is based on individual performance.

Equity Awards

Equity incentive awards are a fundamental element in the executive compensation program because they emphasize long-term performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and key executives. In addition, they are crucial to a competitive compensation program for Named Executive Officers because they act as a powerful retention tool. The Compensation Committee views the Company as still facing significant risk, but with a potential for a high upside. Equity incentive awards are designed to provide the most meaningful component of executive compensation. The Named Executive Officers are motivated by the potential appreciation in the stock price above the exercise price of the stock options. To encourage continued employment, stock option grants to the Named Executive Officers typically include options that require the executive to remain a Novavax employee for three years before the options are fully vested. In addition, the Compensation Committee also awards options that vest as the Named Executive Officer achieves certain milestones. The Compensation Committee believes it is important to tie the long-term benefit potentially realizable by the executive to a long-term commitment with Novavax.

Equity incentive awards may include stock options, stock appreciation rights, restricted or unrestricted stock awards, stock equivalent units and any other stock based awards under Section 162(m) of the Internal Revenue Code. Traditionally, the Company grants stock options as the primary form of equity compensation, but does, at times, grant restricted stock. Restricted stock grants are used at times to attract and retain key executive officers. Restricted grants are typically based on critical milestones to be achieved over a period of time or vest over three years.

Annual stock option grants are awarded to the Named Executive Officers at the discretion of the Compensation Committee. The Compensation Committee considered Company performance, competitive data and the individual’s scope of responsibility and continuing performance.

To be eligible to receive an award of stock options, the Named Executive Officer must have an overall performance rating of at least “Meets Expectations.”

In 2009, the stock options awarded to the Named Executive Officers were awarded in amounts recommended in the Radford Compensation Survey.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers with certain perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the overall compensation program and with competitive practice in the industry. Novavax provides reimbursement for relocation and commuting expenses to certain Named Executive Officers due to the limited pool of resources in the local area with the knowledge, skill and expertise needed to fulfill the Company’s complex requirements. These expenses are typically “grossed up” to reimburse the Named Executive Officers for state and federal income taxes imposed on the relocation and commuting and lodging expenses. The Compensation Committee believes this is necessary so as to not provide a financial hardship on the executive during the transition process to Novavax.

All of the Named Executive Officers are eligible to participate in the Company’s employee benefit plans, including health, dental and vision insurance, a prescription plan, flexible spending accounts, short and long term disability, life insurance and a 401(k) plan. The Company matches 25% of up to 6% of the Named Executive Officers’ contributions to the 401(k) plan. These plans are offered to all employees and do not discriminate in favor of Named Executive Officers.

Employment Agreements and Severance Benefits

The Company currently has employment agreements in place with the following Named Executive Officers: Dr. Singhvi and Messrs. Driscoll, Johnston and Trizzino. The employment agreements with Messrs. Stigliano and Hage terminated upon the end of their employment with Novavax. The employment agreements with Dr. Heaton and Mr. Robinson expired in October 2009 and were not renewed prior to the end of their employment. The employment agreements provide for certain payments if the Named Executive Officer is terminated by the Company without cause or leaves for good reason. The terms of these agreements are described in greater detail in the section entitled “Overview of Employment and Change of Control Agreements.” All of the Named Executive Officers are “at will” employees.

The Company has established a Change in Control Severance Benefit Plan, which provides for severance payments to participating employees if the participant’s employment is terminated in connection with a change in control. This plan is described in greater detail in the section entitled “Overview of Employment and Change of Control Agreements.” The Compensation Committee believes it is important to provide such employees with an incentive to remain with the Company and consummate a strategic corporate sale or transaction that maximizes stockholder value. All of the Named Executive Officers participate in the Change in Control Severance Benefit Plan.

Tax and Accounting Implications

As part of its role, the Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct non-performance based compensation of more than $1 million that is paid to certain executives. The Compensation Committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance based and believes that the compensation paid is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the Company’s executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2009, 2008 and 2007 by the Company’s principal executive officer, each individual that served as the principal financial officer or performed similar functions, the three other most highly compensated individuals serving as executive officers on December 31, 2009, and two individuals for whom disclosure would have been required had they been executive officers on December 31, 2009 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)		Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Rahul Singhvi, Sc.D. President & Chief Executive Officer	2009	434,141	—		—	68,338	100,000	2,816	605,295
	2008	406,253	—		—	262,832	—	3,795	672,880
	2007	350,038	—		—	206,030	332,500	66,282	954,850
Frederick W. Driscoll(6) VP, Chief Financial Officer & Treasurer	2009	98,013	—		52,100	733,722	34,657	677	919,169
Len Stigliano(7) Former VP, Treasurer & Chief Financial Officer	2009	21,609	—		—	—	—	7,435	29,044
	2008	256,979	—		—	48,812	—	36,967	342,758
	2007	182,015	7,200	(8)	—	500,783	72,659	21,814	784,471
Evdoxia E. Kopsidas(9) Former Senior Director of Finance & Principal Accounting Officer	2009	177,177	—		—	11,634	—	25,158	213,969
Raymond J. Hage(10) Former SVP of Commercial Operations	2009	255,877	—		—	23,430	—	438	279,745
	2008	247,332	—		—	90,114	—	569	338,015
	2007	235,581	—		—	154,523	87,729	24,365	502,198
Penny M. Heaton, M.D.(11) Former VP & Chief Medical Officer	2009	261,643	—		—	29,288	—	39,141	330,072
	2008	285,405	—		—	112,642	—	18,281	416,328
	2007	261,704	—		—	82,412	99,087	44,115	487,318
James Robinson(12) Former VP of Technical & Quality Control Operations	2009	241,349	—		—	29,288	—	3,820	274,457
	2008	232,095	—		—	56,321	—	3,546	291,962
	2007	176,730	—		96,950	329,648	67,864	2,640	673,832
Thomas S. Johnston VP, Strategy	2009	214,585	50,000	(13)	—	23,430	75,877	3,613	367,505
John Trizzino(14) SVP, Business Development	2009	130,625	—		—	425,304	46,189	443	602,561

(1)	Includes amounts earned, but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) plan established under Section 401(k) of the Internal Revenue Code.
(2)	Performance-based bonuses are generally paid under the Company’s incentive cash bonus program and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to any amount awarded under the incentive cash bonus program.

(3)	The grant date fair value was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.
(4)	Represents bonus amounts awarded in 2009, 2008 and 2007 under the Company’s incentive cash bonus program. For a description of the incentive cash bonus program, see the section beginning on page 28 in the Compensation Discussion and Analysis.
(5)	See the All Other Compensation table below for additional information.
(6)	Mr. Driscoll was appointed Chief Financial Officer in August 2009. Mr. Driscoll serves as the Company’s Principal Financial Officer and Principal Accounting Officer.
(7)	Mr. Stigliano resigned as the Company’s Vice President, Treasurer and Chief Financial Officer effective January 28, 2009 and provided consulting services to the Company on an as needed basis for six months. No severance was paid to Mr. Stigliano in connection with his resignation.
(8)	Consists of a bonus paid to Mr. Stigliano for his performance while serving as Interim Chief Financial Officer.
(9)	Ms. Kopsidas was the Senior Director of Finance until November 2009; she served as Interim Principal Accounting Officer from February 2009 to May 2009 and as Principal Accounting Officer from May 2009 to November 2009.
(10)	Mr. Hage served as Senior Vice President of Commercial Operations until March 2010.
(11)	Dr. Heaton served as Vice President & Chief Medical Officer until November 2009. No severance was paid to Dr. Heaton in connection with her resignation.
(12)	Mr. Robinson served as Vice President of Technical & Quality Control Operations until January 2010.
(13)	Includes a supplemental bonus for outstanding performance.
(14)	Mr. Trizzino was appointed Senior Vice President, International and Government Alliances in July 2009, and in March 2010 his title was changed to Senior Vice President, Business Development.

All Other Compensation

Novavax provides the Named Executive Officers with additional benefits, reflected in the All Other Compensation table below for 2009, that the Company believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. For more information regarding the perquisites paid by Novavax, see page 30 of the Compensation Discussion and Analysis.

Name	Insurance Premiums(1) ($)	Company 401(k) Contributions(2) ($)	Commuting Expenses(3) ($)	Consulting Fees(4) ($)	Vacation (5) ($)	Total ($)
Rahul Singhvi, Sc.D.	438	2,378	—	—	—	2,816
Frederick W. Driscoll	677	—	—	—	—	677
Len Stigliano	347	324	2,085	1,006	3,673	7,435
Evdoxia E. Kopsidas	407	—	—	—	24,751	25,158
Raymond J. Hage	438	—	—	—	—	438
Penny M. Heaton, M.D.	604	3,375	—	—	35,162	39,141
James Robinson	656	3,164	—	—	—	3,820
Thomas S. Johnston	394	3,219	—	—	—	3,613
John Trizzino	443	—	—	—	—	443

(1)	Represents the incremental cost to the Company of life insurance premiums to provide term life insurance benefits to the Named Executive Officers in the amount of two times the executive’s base salary, up to a maximum of $400,000.
(2)	Represents employer matching contributions to the Company’s 401(k) plan.
(3)	Represents the reimbursement of commuting and lodging expenses.
(4)	Represents amounts paid to Mr. Stigliano for consulting services performed during 2009.
(5)	Represents accrued, but unused vacation paid in connection with separation of employment.

GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2009 to the Company’s Named Executive Officers:

	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Grant Date	All Other Stock Awards: Number of Shares of Stock or Unit (#)	All Other Stock and Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Threshold ($)	Target ($)	Maximum ($)
Rahul Singhvi, Sc.D.	196,735	262,313	327,891	3/5/2009	—	175,000	0.56	68,338
Frederick W. Driscoll(4)	29,404	39,205	49,006	8/24/2009	—	220,000	5.21	733,722
				8/24/2009	10,000	—	—	52,100
Len Stigliano(5)	77,792	103,722	129,653	—	—	—	—	—
Evdoxia E. Kopsidas(5)	28,904	38,539	48,173	3/5/2009	—	7,500	0.56	2,810
				6/17/2009	—	5,000	2.33	8,824
Raymond J. Hage	77,320	103,093	128,866	3/5/2009	—	60,000	0.56	23,430
Penny Heaton, M.D.(5)	90,440	120,587	150,734	3/5/2009	—	75,000	0.56	29,288
James Robinson(5)	72,927	97,236	121,545	3/5/2009	—	75,000	0.56	29,288
Thomas S. Johnston	64,834	86,445	108,056	3/5/2009	—	60,000	0.56	23,430
John Trizzino(4)	39,188	52,250	65,312	7/20/2009	—	220,000	3.02	425,304

(1)	If 75% of the 2009 Objectives were not achieved, a cash bonus would not have been paid. The bonus is capped at 125% achievement of the 2009 Objectives. The target amount of any bonus is, subject to Board discretion, prorated between the minimum 75% achievement of 2009 Objectives and the maximum 125% achievement. The target amount is based on the individual’s current base salary and represents 60% of Dr. Singhvi’s base salary, 40% of the base salary of each of Mr. Driscoll, Mr. Stigliano, Mr. Hage, Dr. Heaton, Mr. Robison, Mr. Johnston and Mr. Trizzino, and 20% of the Ms. Kopsidas’s base salary.
(2)	Options granted have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant which, under the Company’s 2005 Stock Incentive Plan, is equal to the closing price of the Company’s Common Stock as reported on the NASDAQ Global Market on the date of grant.
(3)	The grant date fair value was calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.
(4)	Amounts representing potential bonus payments are pro rated to reflect the portion of the year the individual was employed by the Company. Amounts for future years are likely to be higher based on a full year of eligibility under the bonus program.
(5)	Because they were not employed by the Company on March 15, 2010, these individuals were not eligible to receive a cash bonus for 2009 performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to the Company’s Named Executive Officers as of December 31, 2009:

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date		Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares that Have Not Vested(1) ($)
Rahul Singhvi, Sc.D.	4/6/2004	85,000	—	6.18	4/6/2014	(2)
	2/24/2005	45,000	—	2.21	2/24/2015	(2)
	3/31/2005	50,000	—	1.41	3/31/2015	(2)
	5/4/2005	30,000	—	1.48	5/4/2015	(3)
	8/26/2005	400,000	100,000	1.34	8/26/2015	(4)
	2/17/2006	75,000	25,000	4.60	2/17/2016	(5)
	3/7/2007	33,334	66,666	2.77	3/7/2017	(3)
	3/6/2008	58,334	116,666	2.61	3/6/2018	(3)
	3/5/2009	—	175,000	0.56	3/5/2019	(3)
Frederick W. Driscoll	8/24/2009	—	220,000	5.21	8/24/2019	(3)
							10,000	(6)	26,600
Len Stigliano(7)	—	—	—	—	—
Evdoxia E. Kopsidas(8)	10/19/2006	22,500	—	4.30	2/28/2010
	3/7/2007	2,900	—	2.77	2/28/2010
	3/6/2008	3,000	—	2.61	2/28/2010
Raymond J. Hage	1/5/2004	50,000	—	6.00	1/5/2014	(2)
	3/9/2004	25,000	—	5.95	3/9/2014	(2)
	2/24/2005	45,000	—	2.21	2/24/2015	(2)
	5/4/2005	25,000	—	1.48	5/4/2015	(3)
	8/26/2005	72,000	18,000	1.34	8/26/2015	(4)
	2/17/2006	50,000	—	4.60	2/17/2016	(3)
	3/7/2007	50,000	25,000	2.77	3/17/2017	(3)
	3/6/2008	20,000	40,000	2.61	3/6/2018	(3)
	3/5/2009	—	60,000	0.56	3/5/2019	(3)
Penny Heaton, M.D.(9)	10/9/2006	96,000	—	4.12	2/15/2010
James Robinson(10)	3/7/2007	106,667	53,333	2.77	3/7/2017	(3)
							11,667	(6)	31,034
	3/6/2008	12,500	25,000	2.61	3/6/2018	(3)
Thomas S. Johnston							8,333	(6)	22,166
	3/7/2007	33,333	16,667	2.77	3/7/2017	(3)
	3/6/2008	4,500	13,500	2.61	3/6/2018	(3)
	3/5/2009	—	60,000	0.56	3/5/2019	(3)
John Trizzino	7/20/2009	—	220,000	3.02	7/20/2019	(3)

(1)	Based on the closing price of the Company’s Common Stock of $2.66 as reported on the NASDAQ Global Market System on December 31, 2009.

(2)	These options were awarded under the Company’s 1995 Stock Incentive Plan and vest in three equal increments on the first three anniversaries of the date of grant.
(3)	These options were awarded under the Company’s 2005 Stock Incentive Plan and vest in three equal increments on the first three anniversaries of the date of grant.
(4)	These options were awarded under the Company’s 2005 Stock Incentive Plan and vest (i) with respect to 20% of the shares, when the market capitalization of the Company exceeded $150 million; (ii) with respect to 20% of the shares, when the market capitalization of the Company exceeded $250 million; (iii) with respect to 20% of the shares, when the market capitalization of the Company exceeded $350 million; (iv) with respect to 20% of the shares, when $35 million principal amount of convertible notes made by the Company in favor of certain institutional investors are redeemed or repaid in full; and (v) with respect to 20% of the shares, when a Change in Control occurs.
(5)	These options were awarded under the Company’s 2005 Stock Incentive Plan and vest (i) with respect to 25% of the shares, when the market capitalization of the Company exceeded $250 million; (ii) with respect to 25% of the shares, when the market capitalization of the Company exceeded $350 million; (iii) with respect to 25% of the shares, when $35 million principal amount of convertible notes made by the Company in favor of certain institutional investors are redeemed or repaid in full; and (iv) with respect to 25% of the shares, when a Change in Control occurs.
(6)	These restricted stock grants were awarded under the Company’s 2005 Stock Incentive Plan and vest in three equal increments on the first three anniversaries of the date of grant.

OPTIONS EXERCISED AND STOCK VESTED TABLE

The following table sets forth certain information concerning the vesting of the Company’s Common Stock held by the Named Executive Officers during the fiscal year ended December 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting(1) ($)
Rahul Singhvi, Sc.D.	150,000	337,455	16,667	24,834
Frederick W. Driscoll	—	—	—	—
Len Stigliano	160,834	185,839	—	—
Evdoxia E. Kopsidas	—	—	—	—
Raymond J. Hage	100,000	208,230	—	—
Penny M. Heaton, M.D.	51,667	37,635	8,333	33,499
James Robinson	—	—	11,666	6,533
Thomas S. Johnston	—	—	8,333	4,666
John Trizzino	—	—	—	—

(1)	Based on the closing price of the Company’s Common Stock, as reported on the NASDAQ Global Market on the date on which the stock vested, or, if the stock vested on a weekend or holiday, the closing price of the stock on the next day the Company’s stock was traded.

OVERVIEW OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

The Company currently has employment agreements in place with Dr. Singhvi and Messrs. Driscoll, Johnston and Trizzino. The employment agreements with Messrs. Stigliano and Hage terminated upon the end of their employment with Novavax. The employment agreements with Dr. Heaton and Mr. Robinson expired in October 2009 and were not renewed prior to the end of their employment. As described in this section, references to “Named Executive Officers” means those Named Executive Officers that have employment agreements with the Company.

Each employment agreement provides for a base salary subject to review each year, an incentive bonus and equity awards. Salary information and the target amount of the incentive bonus are described in greater detail on pages 28 and 29 in the Compensation Discussion and Analysis. The amount of any incentive bonus and the form of payment (cash, shares of restricted stock or some combination of the two) is at the discretion of the Board of Directors.

The employment agreements also provide that additional equity may be awarded to the Named Executive Officer based upon his or her performance and subject to the Board’s approval and for the reimbursement of reasonable expenses incurred by him or her in connection with the performance of his or her duties and to participate in the Company’s Severance Plan (discussed below). All Named Executive Officers must devote his or her full business time to the performance of services to the Company.

The employment agreements require each Named Executive Officer to maintain the confidentiality of the Company’s proprietary information, and that all work product discovered or developed by him or her in the course of his or her employment belongs to the Company. In addition, in the employment agreements, the Named Executive Officers have agreed not to compete with the Company, directly or indirectly, within the United States or interfere with or solicit the Company’s contractual relationships, in each case during the term of his or her employment and for the duration of the severance period described for each Named Executive Officer following the termination of his or her employment.

If Named Executive Officer is terminated without “cause” or leaves the Company for “good reason” (as such terms are defined in each employment agreement), the Named Executive Officer may receive a lump sum separation payment. The amount of these payments is more specifically described in the section “Potential Payments Upon Termination” beginning on page 42. To be entitled to such a payment, the Named Executive Officer must execute and deliver to the Company a separation and release agreement, releasing the Company from any claims.

In July 2009, Dr. Singhvi’s employment agreement was amended to provide, upon termination other than for cause, payments for 24 months of health care premiums (18 months of Cobra premiums and 6 months of additional “tail” coverage premium), accelerated vesting of 50% of all unvested stock options and restricted stock awards that are held at the time of termination. Upon such termination, Dr. Singhvi would also be entitled to exercise all outstanding vested stock options held at termination for up to twelve (12) months following the date of such termination.

Additionally, on July 23, 2007, the Company agreed to reimburse Dr. Singhvi for the costs of relocating from Pennsylvania to Maryland in connection with the move of the Company’s headquarters in an amount not to exceed $225,000, inclusive of any tax gross ups. The Company agreed to reimburse Mr. Stigliano for travel and lodging expenses incurred in his commute from Pennsylvania, in an amount not to exceed $25,000 per year.

Dr. Heaton was also entitled to reimbursement of reasonable expenses incurred by her in connection with the performance of her duties, including professional society fees and weekly literature services. Dr. Heaton was permitted to work from home at times, but agreed to work from Novavax’s headquarters at least three days a week. Between March 2007 and April 2008, the Company also reimbursed Dr. Heaton for lodging expenses.

Amended and Restated Change in Control Severance Benefit Plan

In August 2005, the Board of Directors adopted a Change of Control Severance Benefit Plan (the “Severance Plan”). The Severance Plan was amended in July 2006 and December 2008, as described below. The purpose of the Severance Plan is to provide severance pay and benefits to a select group of employees whose employment with the Company may be terminated following a change in control event, to provide such employees with an incentive to remain with the Company and help the Company consummate a strategic corporate sale or transaction that maximizes stockholder value. Participants in the Severance Plan are recommended by the CEO and approved by the Board of Directors. Selected participants with existing severance agreements will be deemed to elect coverage under the Severance Plan and are not eligible for any severance benefits under such other agreements unless expressly provided otherwise by the Board. Each of the Named Executive Officers that are currently officers of the Company participate in the Severance Plan.

The Severance Plan provides for the payment of benefits upon certain triggering events. A triggering event occurs if a participant’s employment is terminated due to an “Involuntary Termination without Cause” for a reason other than death or disability or as a result of a “Constructive Termination” which occurs either (i) for a certain period (not to exceed 24 months) after the effective date of a “Change in Control” or (ii) before the Change in Control but after the first day on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of the Change In Control. The specific period of time following the effective date of a Change in Control during which payment of benefits under the Severance Plan may be triggered is as follows:

Executive	Severance Period
Rahul Singhvi, Sc.D.	24 months
Frederick W. Driscoll	12 months
Len Stigliano	12 months
Evdoxia E. Kopsidas	6 months
Raymond J. Hage	12 months
Penny M. Heaton, M.D.	12 months
James Robinson	12 months
Thomas S. Johnston	12 months
John Trizzino	12 months

If a triggering event occurs, the participant is entitled to a lump sum severance payment, a bonus equal to 100% of the target annual performance bonus for the period in which the termination date occurred and continuation of medical, dental, vision and hospitalization benefits for the same number of months as the severance period.

Executive	Severance Payment	Continuation of Benefits Period
Rahul Singhvi, Sc.D.	24 months salary	24 months
Frederick W. Driscoll	12 months salary	12 months
Len Stigliano	12 months salary	12 months
Evdoxia E. Kopsidas	6 months salary	6 months
Raymond J. Hage	12 months salary	12 months
Penny M. Heaton, M.D.	12 months salary	12 months
James Robinson	12 months salary	12 months
Thomas S. Johnston	12 months salary	12 months
John Trizzino	12 months salary	12 months

Initially, the Severance Plan provided that all outstanding equity awards held by participants became vested and exercisable upon a change in control of the Company (a “Single Trigger Acceleration”). In July 2006, the Board amended and restated the Severance Plan to provide that, upon a termination of employment following a Change in Control, all awards granted thereafter and held by participants shall become vested and exercisable in full (a “Double Trigger Acceleration”). In April 2007, the Compensation

Committee recommended, and the Board of Directors adopted, revised stock option agreements, restricted stock agreements and restricted stock unit agreements for all awards made in March 2007 and thereafter that provide for Double Trigger Acceleration to conform to the amended Severance Plan. This action did not alter awards granted before March 2007. Dr. Singhvi is currently the only Named Executive Officer with Single Trigger Acceleration equity awards. The Severance Plan provides that all vested and exercisable options may be exercised within one year from the participant’s termination date, provided however that no exercise may occur later than the expiration date of the option as set forth in the applicable option agreement.

In December 2008, the Board amended and restated the Severance Plan with the intention to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Specifically, the Severance Plan was amended to clarify provisions relating to the types of benefits available under the Severance Plan and the timing of the payments of such benefits.

As used herein, the terms “Involuntary Termination without Cause,” “Cause,” “Constructive Termination” and “Change in Control” shall have the following meanings:

Involuntary Termination without Cause means the termination of an eligible employee’s employment which is initiated by the Company for a reason other than Cause.

Cause means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the eligible employee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between the eligible employee and the Company that impairs the Company’s interest therein; (iii) willful misconduct, significant failure to perform the eligible employee’s duties, or gross neglect by the eligible employee of the eligible employee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company.

Constructive Termination means a termination initiated by an eligible employee because any of the following events or conditions have occurred:

1.	a change in the employee’s position or responsibilities (including reporting responsibilities) which represents an adverse change from the employee’s position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; the assignment to the employee of any duties or responsibilities which are inconsistent with the employee’s position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; except in connection with the termination of the employee’s employment for Cause or the termination of an employee’s employment because of an employee’s disability or death, or except as the result of a voluntary termination by the employee other than as a result of a Constructive Termination;
2.	a reduction in the employee’s pay or any failure to pay the employee any compensation or benefits to which the employee is entitled within five (5) days of the date due;
3.	the Company’s requiring the employee to relocate his principal worksite to any place outside a fifty (50) mile radius of the employee’s current worksite, except for reasonably required travel on the business of the Company or its affiliates which is not materially greater than such travel requirements prior to the Change in Control;
4.	the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the employee was participating immediately preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the employee, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the employee was participating immediately preceding the date of a Change in Control or at any time thereafter;

5.	the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;
6.	any material breach by the Company of any provision of the Severance Plan; or
7.	the failure of the Company to obtain an agreement, satisfactory to the employee, from any successors and assigns to assume and agree to perform the obligations created under this Plan as a result of a Change in Control.

Change in Control means (i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less that fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization; (iii) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an affiliate) in which such persons or entities that were not stockholders of the Company immediately prior to their acquisition of the Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by the Company; or (iv) a Change in the Incumbent Board (as defined below). For purposes of the Severance Plan, a Change in the Incumbent Board shall occur if the existing members of the Board on the date this Plan is initially adopted by the Board (the “Incumbent Board”) cease to constitute at least a majority of the members of the Board, provided, however, that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.

Regular Termination Benefits

In addition to the benefits described above, the Named Executive Officers are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay;
•	life insurance; and
•	distribution of plan balances under the Company’s 401(k) plan.

POTENTIAL PAYMENTS UPON TERMINATION

Termination other than for Cause

On December 31, 2009, the Company had employment agreements with Dr. Singhvi and Messrs. Driscoll, Hage, Johnston and Trizzino, which provided for a cash severance payment if the executive is terminated without “cause” or leaves for “good reason.” All vested and exercisable stock options must be exercised within three months following the termination date. If such termination had occurred on December 31, 2009, the Company would have made the following payments:

Executive	Severance Payment ($)
Rahul Singhvi, Sc.D.	655,782	(1)
Frederick W. Driscoll	275,000
Raymond Hage	128,866
Thomas S. Johnston	108,057
John Trizzino	285,000

(1)	Dr. Singhvi’s employment agreement also provides that, upon such termination, fifty percent (50%) of all outstanding unvested options and restricted stock shall become fully vested, to a value of $252,667 on December 31, 2009. Dr. Singhvi’s employment agreement also allows him 12 months from his termination date to exercise his stock options.

No severance payments were made to Dr. Heaton and Mr. Stigliano due to their resignation from the Company. The Company paid severance to Mrs. Kopsidas and Mr. Robinson in the amount of $48,173 and $95,000, respectively, in connection with their separation from the Company. In addition, the Company has offered Mr. Hage severance in the amount of $128,866 in connection with his separation from the Company.

Cause is defined to mean (i) the executive’s willful failure or refusal to perform in all material respects the services required by him; (ii) executive’s willful failure or refusal to carry out any proper and material direction by the President and CEO or Board of Directors with respect to the services to be rendered by him or the manner of rendering such services; (iii) executive’s willful misconduct or gross negligence in the performance of his duties; (iv) executive’s commission of an act of fraud, embezzlement or theft or felony involving moral turpitude; (v) executive’s use of confidential information, other than for the benefit of the Company in the course of rendering services to the Company; or (vi) a breach of executive’s non-competition obligations.

Termination for Cause

In the event a Named Executive Officer is terminated for cause, the Company has no further obligation to the executive other than the obligation to pay any unpaid base salary and unused vacation accrued through the termination date. All vested and exercisable stock options must be exercised within three months following the termination date.

Termination as a Result of Death or Disability

In the event a Named Executive Officer is terminated for death or disability, the Company has no further obligation to the executive other than the obligation to pay any unpaid base salary and unused vacation accrued through the termination date. If the executive dies while in the employ of the Company (or within three months after the date on which the executive ceases to be an employee) vested and exercisable options may be exercised by the executive’s estate for one year following the executive’s death. If the executive becomes disabled while in the employ of the Company, vested and exercisable options may be exercised by the executive for a period of one year after the executive ceases to be an employee due to a disability.

Termination in Connection with a Change in Control

Each of the Named Executive Officers participates in the Severance Plan. The following table sets forth the payments the Company would have made if eligible Named Executive Officers had been terminated in connection with a Change in Control that occurred on December 31, 2009 in accordance with the Severance Plan:

Name	Benefit	Amount ($)
Rahul Singhvi, Sc.D.	Severance Payment	874,376
	Bonus(1)	262,313
	Equity Awards(2)	505,333
	Health Insurance Benefits(3)	36,277
	Total	1,678,299
Frederick W. Driscoll	Severance Payment	275,000
	Bonus(1)	110,000
	Equity Awards(2)	—
	Health Insurance Benefits(3)	—
	Total	385,000
Raymond J. Hage	Severance Payment	257,732
	Bonus(1)	103,093
	Equity Awards(2)	151,760
	Health Insurance Benefits(3)	11,532
	Total	524,117
James Robinson	Severance Payment	243,090
	Bonus(1)	97,236
	Equity Awards(2)	1,875
	Health Insurance Benefits(3)	18,138
	Total	360,339
Thomas S. Johnston	Severance Payment	216,113
	Bonus(1)	86,445
	Equity Awards(2)	126,675
	Health Insurance Benefits(3)	11,532
	Total	440,765
John Trizzino	Severance Payment	285,000
	Bonus(1)	114,000
	Equity Awards(2)	—
	Health Insurance Benefits(3)	18,138
	Total	417,138

(1)	Bonus equals 100% of the Named Executive Officer’s target annual bonus award.
(2)	Represents the value of all unvested equity awards at the closing price on December 31, 2009, minus any applicable exercise price. As described above, depending on when the options were granted, certain options are Single Trigger Options and others are Double Trigger Options. For the purpose of this table, the Company has assumed that both the Change in Control and the termination occurred on December 31, 2009.
(3)	Reflects the premiums for health, dental and vision coverage under the Company’s group health insurance program. Amounts are based on the premiums in effect at December 31, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE John O. Marsh, Chairman Gary C. Evans Michael A. McManus, Jr. James F. Young

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that Novavax specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 and the Securities Exchange Act of 1934 and shall not be deemed soliciting material.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees” (as currently in effect), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526, “Communication with Audit Committees Concerning Independence,” relating to the firm’s independence from the Company and its related entities, discussed with Grant Thornton LLP its independence from the Company and considered the compatibility of the firm’s provision of non-audit services with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE Michael A. McManus, Jr., Chairman Gary C. Evans John O. Marsh, Jr.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that Novavax specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 and the Securities Exchange Act of 1934 and shall not be deemed soliciting material.

ADDITIONAL INFORMATION

Transaction of Other Business

The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than the Proposals described above. If any other business should come before the Meeting, however, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

* * *

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, OR VOTE OVER THE INTERNET OR TELEPHONE AS DESCRIBED THEREIN. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By the Order of the Board of Directors
John A. Herrmann III Corporate Secretary

April 30, 2010